Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

by and among

GLAXO GROUP LIMITED

GLAXOSMITHKLINE INTELLECTUAL PROPERTY MANAGEMENT LIMITED

GLAXOSMITHKLINE INTELLECTUAL PROPERTY HOLDINGS LIMITED

GLAXOSMITHKLINE LLC

collectively, as Sellers and

PERNIX THERAPEUTICS HOLDINGS, INC.

as Purchaser
Dated as of May 13, 2014

Table of Contents

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitional Provisions	11
ARTICLE 2 PURCHASE AND SALE		11
2.1	Purchase and Sale of Purchased Assets	11
2.2	Excluded Assets	12
2.3	Assumed Liabilities	12
2.4	Excluded Liabilities	13
2.5	License Grants	13
2.6	Consent of Third Parties	13
2.7	Purchase Price	14
2.8	Inventory Shipment and Payment	14
2.9	Risk of Loss	15
ARTICLE 3 CLOSING		15
3.1	Closing	15
3.2	Transactions at Closing	15
3.3	Delivery of Purchased Assets by Sellers	16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		16
4.1	Organization	16
4.2	Due Authorization	16
4.3	No Conflicts; Enforceability	16
4.4	Title of Assets	17
4.5	Intellectual Property	17
4.6	Litigation	18
4.7	Consents	18
4.8	No Adverse Notice	18
4.9	Regulatory Matters	18
4.1	Brokers, Etc	19
4.11	Inventory	19
4.12	Disclaimer	19
4.13	Tax Matters.	20
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASERS		20
5.1	Organization	20
5.2	Due Authorization	20
5.3	No Conflicts; Enforceability	20
5.4	Litigation	21
5.5	Consents	21
5.6	Financing	21
5.7	Brokers, Etc	21
5.8	Independent Investigation	21
5.9	Anti-Corruption	22
ARTICLE 6 COVENANTS PRIOR TO CLOSING		22
6.1	Conduct with respect to the Product	22
6.2	Required Approvals and Consents	22
6.3	HSR Act	22
6.4	Transition Activities	23
6.5	Notifications	23
6.6	No Negotiation	23
6.7	Further Assurances; Further Documents	24
ARTICLE 7 CONDITIONS TO CLOSING		24
7.1	Conditions Precedent to Obligations of Purchasers and Sellers	24
7.2	Conditions Precedent to Purchasers’ Obligations	24
7.3	Conditions Precedent to Sellers’ Obligations	25
ARTICLE 8 ADDITIONAL COVENANTS		26
8.1	Confidentiality; Publicity	26
8.2	Seller Brands	28
8.3	Transition Period	29
8.4	Product Responsibility	30
8.5	Product Returns, Rebates and Chargebacks	30
8.6	Government Price Reporting	32
8.7	Sellers Governmental Payments and Other Contractual Obligations	33
8.8	Purchasers Governmental Payments and Other Contractual Obligations	35
8.9	Processing and Payment of Commercial Rebates, Customer Contracts or Other
Contractual Obligations		36
8.1	Accounts Receivable	37
8.11	Regulatory Matters	38
8.12	Tax Matters	39
8.13	Manufacturing and Supply Covenants	40
8.14	Customer Agreement	40
8.15	Financial Information	40
8.16	Record Retention Period	41
8.17	Holdback Amount.	41
ARTICLE 9 TERMINATION AND SURVIVAL		41
9.1	Termination	41
9.2	Procedure and Effect of Termination	42
ARTICLE 10 INDEMNIFICATION AND DISPUTE RESOLUTION		42
10.1	Indemnification	42
10.2	Indemnification Procedures	45
10.3	Sole Remedy	46
10.4	Dispute Resolution	46
10.5	Limitation on Liability	47
ARTICLE 11 MISCELLANEOUS		47
11.1	Assignment; Binding Effect	47
11.2	Survival of Representations and Warranties	48
11.3	Expenses	48
11.4	Notices	48
11.5	Severability	49
11.6	Entire Agreement	49
11.7	No Third Party Beneficiaries	49
11.8	Waiver	49
11.9	Governing Law; Jurisdiction	49
11.1	Injunctive Relief	50
11.11	Amendment	50
11.12	Headings	50
11.13	Counterparts	50
11.14	Schedules	50
11.15	Construction	50

LIST OF EXHIBITS
Exhibit A	Assignment and Assumption Agreement
Exhibit B	Assignment of Trademarks and Product Domain Names
Exhibit C	Bill of Sale
Exhibit D	Supply Agreement
LIST OF SCHEDULES
Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	INDs
Schedule 1.1(c)	Knowledge
Schedule 1.1(d)	NDAs
Schedule 1.1(e)	Product Copyrights
Schedule 1.1(f)	Product Domain Names
Schedule 1.1(g)	Product Marks
Schedule 1.1(h)	Product Patent Rights
Schedule 1.1(i)	Product Records
Schedule 1.1(j)	Product Trade Dress
Schedule 1.1(k)	Promotional Materials
Schedule 1.1(l)	Registrations
Schedule 1.1(m)	Tooling
Schedule 2.3.1	Transition Support
Schedule 2.7	Wire Instructions
Schedule 2.8	Purchase Price for Existing Inventory
Schedule 8.13.1	Example Fees for Stability Studies
Schedule 8.14	Customer Contract Terms and Conditions
SELLERS DISCLOSURE SCHEDULE
Schedule 4.5	Intellectual Property
Schedule 4.6	Litigation
Schedule 4.7	Consents
Schedule 4.11	Inventory

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 13, 2014 (the “Execution Date”), is entered into by and among Glaxo Group Limited, a private company limited by shares, with an address at 980 Great West Road, Brentford, Middlesex TW8 9GS, England, GlaxoSmithKline, LLC, a Delaware limited liability company, with an address at 5 Crescent Drive, Philadelphia, Pennsylvania 19112, GlaxoSmithKline Intellectual Property Holdings Limited, a private company limited by shares, with an address at 980 Great West Road, Brentford, Middlesex TW8 9GS, England and GlaxoSmithKline Intellectual Property Management Limited, a private company limited by shares, with an address at 980 Great West Road, Brentford, Middlesex TW8 9GS, England (“GSK IPM”), (collectively, the “Sellers”) and Pernix Therapeutics Holdings, Inc., a corporation organized under the laws of the State of Maryland, having a place of business at 10 Park Place, Suite 201, Morristown, New Jersey 07960 (the “Purchaser” and collectively with any Permitted Assignee, the “Purchasers”). Sellers and Purchasers are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS

WHEREAS, Sellers desire to sell to Purchasers, and Purchasers desire to purchase from Sellers, certain assets relating to the pharmaceutical product marketed under the Treximet® trademark, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS
1.1      Definitions.  The following terms shall have the meanings set forth below for purposes of this Agreement:

“Accountants”  means  an  accounting  firm  of  national  reputation  (excluding  each  of Sellers’ and Purchasers’ respective financial auditing firms) as may be mutually acceptable to the Parties; provided, however, if the Parties are unable to agree on such accounting firm within ten (10) days of commencing discussions for selection, or any such mutually selected accounting firm is unwilling or unable to serve, then Sellers shall deliver to Purchasers a list of three (3) other accounting firms of national reputation, and Purchasers shall select one of such three (3) accounting firms.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder from time to time.

“Action” means any claim, action, suit, arbitration, complaint, inquiry, audit, proceeding or investigation, in each case, by or before any applicable Governmental Authority.

“ADAP” means AIDS drug assistance program.

“Affiliate” of a Party or Person means any Person, whether de jure or de facto, that directly or indirectly, controls, is controlled by, or is under common control with such Party or Person, as applicable.  Solely as used in this definition, “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of such Party or Person, as applicable, or (b) the possession, directly  or  indirectly,  of  the  power  to  direct  or  cause  the  direction  of  the  policies  and management of such Party or Person, as applicable, whether by the ownership of stock, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble of this Agreement. “AMP” has the meaning set forth in Section 8.6.1.

“API”  means  the  combination  of  active  pharmaceutical  ingredients,  sumatriptan  and naproxen sodium.

“Asset Acquisition Statement” has the meaning set forth in Section 8.12.2.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), and the goodwill related thereto, operated, owned or leased by such Person, including cash, Cash Equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and Intellectual Property.

“Assigned Contracts” means those Contracts set forth on Schedule 1.1(a).

“Assignment  and  Assumption  Agreement”  means  the  Assignment  and  Assumption
Agreement, in the form attached hereto as Exhibit A.

“Assignment of Trademarks and Product Domain Names” means the Assignment of
Trademarks and Product Domain Names, in the form attached hereto as Exhibit B.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” has the meaning set forth in Section 8.15.

“Auditors” has the meaning set forth in Section 8.15.

“Available Inventory” has the meaning set forth in Section 2.8.2.

“Best Price” has the meaning set forth in 42 U.S.C. § 1396r-8(c)(1)(C).

“Bill of Sale” means the Bill of Sale, in the form attached hereto as Exhibit C.

“Bulk Inventory Statement” has the meaning set forth in Section 2.8.4.

“Bulk Product Inventory” means, as of the first Business Day following the Closing Date, Sellers’ existing bulk goods inventory of the Product intended for sale in the Territory.

“Business Day” means a day on which banking institutions in New York, New York, United States, and London, England are open for business, excluding:  (a) a Saturday or Sunday, (b) any public holiday in England or in the United States, and (c) the nine (9) consecutive calendar days beginning on December 24th and continuing through January 1st of any calendar year.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year” means the twelve (12) month period commencing on January 1 and ending on December 31.

“Cash Amount” has the meaning set forth in Section 2.7.

“Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Chargeback Contracts” has the meaning set forth in Section 8.9.2.

“Chargeback Product(s) Termination Date” has the meaning set forth in Section 8.9.2.

“Claim” has the meaning set forth in Section 10.2.1.

“Clinical Trial Data” means the data collected by or on behalf of Sellers in connection with clinical trials conducted by or on behalf of Sellers or Sellers’ Affiliates to support the safety and efficacy of the Product and all rights of reference thereto, including (a) assessment of enrolled patients’ disease characteristics, (b) correlation among endpoints without regard to treatment assignment, (c) evaluation of characteristics of screen failures, and (d) reference to data collection methods.

“Closing” means the closing of the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“CMS” means the Centers for Medicare and Medicaid Services.

 “Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means that level of efforts and resources consistent with the usual practice followed by a Party in the exercise of reasonable business discretion relating to other pharmaceutical products owned by it or to which it has exclusive rights, which are of similar market potential and at a similar stage in development or product life cycle, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the products (including, without limitation, pricing and reimbursement status achieved), and other relevant factors, including, without limitation, technical, legal, scientific, and/or medical factors.

“Confidential Information” has the meaning set forth in Section 8.1.1.

“Confidentiality  Agreement”  means  that  certain  Confidential  Disclosure  Agreement, dated April 9, 2014, between GlaxoSmithKline LLC and Pernix Therapeutics Holdings, Inc.

"Contracts" means any and all binding written commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements in effect as of the Closing Date which are used, whether exclusively or not exclusively, by Sellers for the Product.

“Control” or “Controlled by” means, with respect to Intellectual Property, the ability of a Party (collectively with its Affiliate(s)), whether by ownership, license or otherwise, to grant a license or sublicense.

“CPR” has the meaning set forth in Section 10.4.2.

“Direct Customer Contracts” has the meaning set forth in Section 8.9.3.

“Distribution” or “Distribute” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of the Product in the Territory, including advertising, detailing, educating, planning, promoting, reporting, storing, handling, shipping and communicating with Governmental Authorities and Third Parties in connection therewith.

“Distributor Invoice” has the meaning set forth in Section 8.9.2.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Liability Claims” has the meaning set forth in Section 10.1.1(a).

“Execution Date” means the date set forth in the Preamble of this Agreement.

“Executives” means the Vice President of Business Development and Licensing North America, GlaxoSmithKline plc or his/her designee and the Chief Operating Officer of Pernix Therapeutics Holdings, Inc., or his/her designee.

“Existing Finished Product Inventory” means, as of the first Business Day following the Closing Date, Sellers’ existing finished goods inventory of the Product intended for sale in the Territory.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Finished Product” has the meaning set forth in Section 8.5.2.

“Fraud Claims” has the meaning set forth in Section 10.1.1(d).

“FSS” has the meaning set forth in Section 8.7.4.

“Fundamental Representation Claims” has the meaning set forth in Section 10.1.1(b).

“General Claims” has the meaning set forth in Section 10.1.1(e).

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Price Reports” means (a) any and all data required to be reported relating to the Product(s) under the Medicaid drug rebate program, including without limitation the AMP and the Best Price; (b) any and all data required to be reported relating to the Product(s) under state  drug  price  reporting  requirements;  (c)  Federal  Ceiling  Prices  required  to  be  reported relating to the Product under 38 U.S.C. § 8126; (d) any and all data required to be reported relating to the Product under a TRICARE retail rebate agreement or otherwise under 10 U.S.C. §
1074f(g); (e) any and all data required to be reported relating to the Product under a Pharmaceutical Pricing Agreement under section 340B of the PHS Act, 42 U.S.C. 256b; (f) any and all data required to be reported relating to the Medicare Coverage Gap Discount Program for purposes of sections 1860D-14A and 1860D-43 of the Social Security Act, as set forth in the Patient Protection and Affordable Care Act of 2010 (“PPACA”), Pub. L. 111-148, and the Health Care and Education Reconciliation Act of 2010, (“HCERA”) Pub. L. 111-152; and (g) any and all data required to be reported relating to the Product under the Pharmaceutical Manufacturer Industry Fee Program pursuant to Section 9008 of the PPACA, Public Law 111-148 (124 Stat.
119 (2010)), as amended by Section 1404 of the HCERA, Public Law 111-152 (124 Stat. 1029 (2010)).

“GSK IPM” has the meaning set forth in the Preamble of this Agreement.

“Holdback Amount” has the meaning set forth in Section 8.17.1.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means the Investigational New Drug Applications set forth on Schedule 1.1(b).

“Indemnification Basket” has the meaning set forth in Section 10.1.5(a).

“Indemnification Cap” has the meaning set forth in Section 10.1.5(a).

“Intellectual Property” means intellectual property rights, including Trademarks, copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, domain names, web sites, Know-How, confidential information, trade secrets, and similar proprietary rights in inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.

“Inventory Statement” has the meaning set forth in Section 2.8.2.

"Know-How" means research and development information, validation methods and procedures, unpatented inventions, knowledge, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, flow diagrams, materials, developments or technology, including all biological, chemical, pharmacological, toxicological, clinical, manufacturing, analytical, safety, quality assurance, quality control and other information or data, other than such information which is or becomes the subject of a Valid Claim of a Patent or of a provisional or filed patent application. Know-How shall specifically exclude Licensed Manufacturing Know-How.

“Knowledge” means, with respect to a Party, the actual knowledge, after reasonable inquiry, of the individuals of such Party listed on Schedule 1.1(c).

"Law" means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any applicable Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any applicable Governmental Authority.

“Liability” or “Liabilities” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, or absolute, contingent or otherwise, including any product liability.

“Licensed Manufacturing Know-How” means (a) any data, information and know-how, other than Know-How, that is (i) not generally known, (ii) owned, licensed, or otherwise controlled by Sellers or its Affiliates as of the Closing Date, (iii) used and necessary, by or on behalf of Sellers or its Affiliates as of the Closing Date, for the manufacture of the Product and is useful or necessary for the manufacture of other products, and (iv) not related to any particular manufacturing facility.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Manufacture” means those certain activities required to manufacture and supply the Finished  Product,  inclusive  of  the  API,  and  testing,  packaging,  storing,  warehousing,  and handling thereof.

“Material Adverse Effect” means any change or effect that is materially adverse to the Purchased Assets and/or the Assumed Liabilities, taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) the announcement of or consummation of the Transactions, (b) events, circumstances, changes or effects that generally affect the industries in which Sellers operate, (c) general economic or political conditions or events, circumstances, changes or effects affecting the Purchased Assets and/or the Assumed Liabilities generally, (d) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the Execution Date, (e) failure to obtain pediatric exclusivity; and/or (f) any changes in Law.

“NDA(s)” means the New Drug Application(s) set forth on Schedule 1.1(d).

“NDC” means the “National Drug Code,” which is the eleven digit code, including the labeler code, product code and package code, with respect to a pharmaceutical product registered by a company with the FDA pursuant to Section 510(j) of the Act and applicable FDA rules and regulations.

“Other Agreements” means, collectively, the Assignment and Assumption Agreement, the Assignment of Trademarks and Product Domain Names, the Bill of Sale and the Supply Agreement.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Patents” means patents, patent applications, patent disclosures, invention disclosures and other rights (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, extensions or renewals of any of the foregoing) in the Territory.

“PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and regulations promulgated thereunder from time to time.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

“PHS” means the Public Health Service Act, as amended from time to time.

“Pozen Agreement” means the Product Development and Commercialization Agreement, dated June 11, 2003, between Glaxo Group Limited and Pozen Inc., as amended by the Consent Agreement, dated as of August 15, 2011, between Glaxo Group Limited and Pozen Inc.

“Product” means the sumatriptan/naproxen sodium product, under the Treximet® brand which: (i) is currently sold and contains 119 mg of sumatriptan succinate equivalent to 85 mg of sumatriptan and 500 mg of naproxen sodium, supplied as blue film-coated tablets debossed on one side with TREXIMET in bottles of nine (9) tablets with desiccant (NDC 0173-0750-49); and (ii) is currently under stability testing as an adolescent formulation and contains 10 mg of sumatriptan and 60 mg of naproxen sodium.

“Product Copyrights” means the copyrights set forth on Schedule 1.1(e) hereto.

“Product Domain Names” means the domain names set forth on Schedule 1.1(f) hereto.

“Product Intellectual Property” means the Product Patent Rights, Product Copyrights, Product Domain Names, Product Know-How, Product Marks and Product Trade Dress.

“Product Know-How” means the Know-How which is Controlled by Sellers and used by
Sellers exclusively for the Product in the Territory.

“Product Mark(s)” means the Trademark set forth on Schedule 1.1(g) hereto, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Product  Patent  Rights”  means  the  Patents  set  forth  on  Schedule  1.1(h),  which  are licensed to Sellers pursuant to the Pozen Agreement.

“Product Records” means, to the extent permitted by Law and maintained by the Sellers, all reasonably accessible written or electronic books and records relating exclusively to the Product including, without limitation, including, the items set forth on Schedule 1.1(i), provided, however, that Sellers may retain copies of any such books and records to the extent necessary for Tax, accounting, litigation or other valid business purposes required by this Agreement, the Other Agreements or at the written request of Purchasers, which copy shall be deemed to be “Purchasers Proprietary Information” from and after the Closing Date and subject to the provisions of Section 8.1.  For the avoidance of doubt, the following will be excluded from the definition of Product Records: (a) all books, documents, records, files or other items that are:  (i) bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and similar materials prepared in connection with or relating to the Transactions, or (ii) regarded by Sellers as attorney work product,  attorney-client  communications  or  protected  by  attorney-client  privilege,  and  (b) Clinical Trial Data .

“Product Trade Dress” means the trade dress set forth on Schedule 1.1(j) hereto, but specifically excluding all Seller Brands used thereon with the exception of the Product Mark.

“Promotional Materials” means the electronic data files containing promotional materials for the Product a list of which is attached as Schedule 1.1(k).

“Purchase Price” means the Cash Amount and the Holdback Amount.

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchasers” has the meaning set forth in the Preamble of this Agreement.

“Purchasers Claim” has the meaning set forth in Section 10.1.1.

“Purchasers Indemnitees” has the meaning set forth in Section 10.1.1.

“Purchasers Losses” has the meaning set forth in Section 10.1.1.

“Purchasers Proprietary Information” has the meaning set forth in Section 8.1.2.

“Purchasers Representatives” means collectively, Purchasers, its Affiliates and its and their respective sublicensees.

“Purchasers Tax Obligations” has the meaning set forth in Section 10.1.3.

“Rebate Contracts” has the meaning set forth in Section 8.9.1.

“Registrations” means the regulatory approvals, authorizations, licenses, applications, submissions, agreements, permits, INDs, NDAs and other permissions held by Sellers relating exclusively to the Product issued by Governmental Authorities in the Territory and any other applications or notifications prepared for submission or submitted to a Governmental Authority with a view to the obtaining or maintaining of any regulatory approval a list of which is set forth on Schedule 1.1(l) hereto.

“Representatives” means, with respect to any Person, the directors, managers, employees, independent contractors, agents or consultants of such Person.

“Retained Product” has the meaning set forth in Section 2.8.2.

“SEC” means the United States Securities and Exchange Commission.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“Seller Brands” means the Trademarks, housemarks, tradenames, and trade dress owned, licensed, controlled or used by Sellers, whether or not registered, other than the Product Marks.

“Seller Brand License” has the meaning set forth in Section 8.2.1.

“Sellers Claim” has the meaning set forth in Section 10.1.3.

“Sellers Disclosure Schedule” means the disclosure schedules delivered by Sellers to Purchasers in connection with this Agreement and attached hereto (it being expressly agreed that disclosure of any item or matter under any Section or subsection in such Sellers Disclosure Schedule, or in attachments thereto, and documents referred to therein, shall, to the extent it is reasonably apparent, be deemed disclosure for all purposes).

“Sellers Indemnitees” has the meaning set forth in Section 10.1.3.

“Sellers Losses” has the meaning set forth in Section 10.1.3.

“Sellers Proprietary Information” has the meaning set forth in Section 8.1.3.

“SPAP” means state pharmaceutical assistance program.

“Statement of Allocation” has the meaning set forth in Section 8.12.2.

“Supply Agreement” means the Supply Agreement as set forth in the form attached hereto as Exhibit D.

“Supply Price” means the purchase price for the Existing Finished Product Inventory and the Bulk Product Inventory set forth in Schedule 2.8.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, amounts subject to escheat, Liabilities arising under or as a result of the application of any “bulk sales” or similar Law, duties or other charges, or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any applicable Governmental Authority.

“Tax Claims” has the meaning set forth in Section 10.1.1(c).

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any applicable Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

“Territory” means the fifty (50) states of the United States of America, the District of
Columbia and the Commonwealth of Puerto Rico.

“Third Party(ies)” means any Person other than the Parties or their respective Affiliates.

“Tooling” means the tooling identified on Schedule 1.1(m).

“Trademark” means trademarks, trade dress, internet domain names, identifying symbols, designs, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement and the Other
Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transferred Assets” has the meaning set forth in Section 2.1.2.

“Transition Date” has the meaning set forth in Section 2.8.1.

“Transition  Services”  means  those  certain  transitional  support  and  services  to  be performed by Sellers or Sellers’ designee as set forth on Schedule 2.3.1.

“Treasury Regulation(s)” means the regulations promulgated under the Code.

“Valid Claim” means an issued claim of an unexpired Patent that shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

“Written Request” means a letter from the FDA entitled “Written Request” or other written communication from the FDA that the FDA has authorized the filing of an sNDA for the purpose of obtaining pediatric exclusivity.

1.2           Other Definitional Provisions.

1.2.1    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

1.2.2   The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.3   The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

1.2.4   Words of one gender include the other gender.

1.2.5   References to a Person are also to its successors and permitted assigns.

1.2.6   The terms “dollars” and “$” mean United States dollars.

1.2.7   The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. On the Closing Date, subject to the terms and conditions hereof and in consideration of the Purchase Price, Sellers shall sell, convey, transfer, assign and deliver to Purchasers, and Purchasers shall purchase, take delivery of and acquire from Sellers, all of Sellers right, title and interest in, to and under the Purchased Assets and the Transferred Assets, except that title to the Existing Finished Product Inventory and Bulk Product Inventory shall transfer to Purchasers in accordance with Section 2.8.

                   2.1.1           Purchased  Assets.  The  “Purchased  Assets”  means,  collectively,  the  following:

(a)           the Registrations;

(b)           the Assigned Contracts;

(c)           the Product Intellectual Property; (d) the Tooling;

(e)           Available Inventory; and

(f)           Bulk Product Inventory.

2.1.2    Transferred Assets.  Sellers may be in possession of certain Promotional Materials and Product Records (collectively, the “Transferred Assets”).  The Transferred Assets that are in possession of the Sellers as of the Closing Date shall be transferred to Purchasers as soon as practicable.  All such Transferred Assets shall be conveyed, transferred, assigned and provided by Sellers to Purchasers “AS IS, WHERE IS, WITH ALL FAULTS” and with no express or implied representations or warranties of any kind whatsoever, including without limitation, whether such Transferred Assets comply with applicable Law.  If Purchasers choose to use the Transferred Assets to Manufacture, commercialize, promote or otherwise market the Product or any other products in the Territory on and after the Closing Date, Purchasers shall have sole responsibility for determining whether any Transferred Assets used by Purchasers comply with applicable Law.

2.2       Excluded Assets.  All properties, assets, and rights of Sellers not specifically listed in Section 2.1 are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and the Transferred Assets, and shall remain the property of Sellers after the Closing (the “Excluded Assets”).

2.3       Assumed Liabilities.  As of the Closing Date, Purchasers shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to their respective conditions thereof, only the following Liabilities (collectively, the “AssumedLiabilities”):

2.3.1   Except as provided in Schedule 2.3.1, Purchasers shall be responsible for conducting any post marketing study with respect to the Product required by the FDA;

2.3.2   Purchasers’ obligations under this Agreement and the Other Agreements and to the extent such accrue on or after the Closing Date the Assigned Contracts;

2.3.3   any claims for Liability relating to the Product sold by or on behalf of Purchasers on or after the Closing Date, other than any Liability for which Sellers are required to indemnify Purchasers under the Supply Agreement; and

2.3.4   any claims for Liability relating to the Product for which Purchasers are required to indemnify Sellers under Article 10 hereof or the Supply Agreement.

2.4       Excluded Liabilities.  Other than the Assumed Liabilities, Sellers shall retain and shall be responsible for paying, performing and discharging when due, and Purchasers shall not assume or have any responsibility for, any Liabilities of Sellers of any kind, character or description whatsoever relating to the Product and Purchased Assets (the “Excluded Liabilities”).

2.5           License Grants.

2.5.1   Sellers hereby grant to Purchasers a royalty-free, exclusive, transferable (with prior written notice to Sellers) and sublicensable license to the Licensed Manufacturing Know-How for the sole purpose of manufacturing or having manufactured the Product and for Distribution by Purchasers in the Territory.

2.5.2 Sellers hereby grant to Purchasers a royalty-free, non-exclusive, transferable and sublicensable license to the Clinical Trial Data for use in support of: (i) the Product, and (ii) the further development of the Product, in each case, in the Territory. For purposes of clarity, Sellers and its Affiliates are free to provide Clinical Trial Data to any third party requesting disclosure of such clinical trial data.

2.6 Consent of Third Parties. On the Closing Date, Sellers shall assign to Purchasers, and Purchasers will assume, the Assigned Contracts, in each case, to the extent permitted by, and in accordance with, applicable Law. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other Third Party that has not been obtained prior to the Closing Date, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract. In order, however, to seek to provide Purchasers the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence: (a) as soon as practicable after the Closing, Sellers and Purchasers shall cooperate, in all reasonable respects, to obtain any necessary consents to the assignment of the Assigned Contracts listed on Schedule 1.1(a), provided that neither Party shall be required to make any payments or agree to any material undertakings in connection therewith, and (b) until the earliest of: (i) the date all such consents are obtained, (ii) the date all such Assigned Contracts expire or are terminated; or (iii) the date which is three (3) months from the Closing Date, Sellers and Purchasers shall cooperate, in all reasonable respects, to provide to Purchasers the benefits under the Assigned Contracts (with Purchasers being entitled to all the gains and responsible for all Losses, Taxes and Liabilities thereunder), subject to all Liabilities thereunder. In connection with this Section 2.6, if reasonably requested by Purchasers, Sellers shall use Commercially Reasonable Efforts to seek to enforce for the benefit of Purchasers all reasonable claims or rights of Sellers arising under the applicable Assigned Contracts at Purchasers expense; provided, that Purchasers shall indemnify Sellers and its Affiliates for any and all Losses arising in connection with any Action by a Third Party arising from, in connection with or otherwise with respect to actions taken or failed to be taken by Sellers or any of its Affiliates at Purchasers request pursuant to this Section 2.6. Purchasers shall perform and comply with, at Purchasers cost, all of Sellers obligations under the Assigned Contracts accruing on or after the Closing Date as if Purchasers were Sellers thereunder.

2.7 Purchase Price. In consideration of the sale, assignment, conveyance, and delivery of the Purchased Assets and the Transferred Assets, Purchasers shall: (i) upon the Closing, assume the Assumed Liabilities and pay to GSK IPM a payment of two hundred fifty million dollars ($250,000,000.00), and the Supply Price (together, the Cash Amount); and (ii) upon the later of the Closing and three (3) Business Days of Sellers delivery to Purchasers of a copy of a Written Request or Purchasers receipt of a Written Request, pay to Sellers the Holdback Amount in accordance with Section 8.17. The Purchase Price is non-refundable. The Purchase Price shall be made in U.S. Dollars via wire transfer of immediately available funds to bank account identified by Sellers in Schedule 2.7.

2.8  Inventory Shipment and Payment.

2.8.1 As soon as practicable after the Closing Date, the Parties shall agree on the date upon which the Sellers shall deliver to Purchasers a good faith estimate of the Existing Finished Product Inventory available to sell to Purchasers (the Transition Date), valued according to the Supply Price.
2.8.2    No later than 10:00 a.m. U.S. Eastern time on the first (1st) Business Day following the Transition Date, Sellers will provide an unaudited statement of the Existing Finished Product Inventory Sellers have available (the “Available Inventory”) to sell to Purchasers (which shall represent the total Existing Finished Product Inventory held by or on behalf of Sellers less the amount of any unshipped Finished Product under committed Product purchase orders received by Sellers prior to the Closing Date (the “Retained Product”)), and the resulting value calculated in accordance with the Supply Price (the “Inventory Statement”).  No later than 12:00 p.m. U.S. Eastern time on the first (1st) Business Day following the Transition Date, Purchasers will provide to Sellers a purchase order for the Available Inventory.  Promptly after delivery of such purchase order to Sellers, Sellers will accept such order and invoice Purchasers  for  the  value  of  the  Available  Inventory  reflected  in  the  Inventory  Statement calculated in accordance with the Supply Price.   Purchasers will pay such invoice(s) within ninety (90) days of the date of the invoice(s) by wire transfer of immediately available funds.

2.8.3           No later than the second (2nd) Business Day following the Transition
Date, Sellers will ship the Available Inventory to Purchasers.  Shipping shall be DAP (Incoterm
2010) Purchasers’ 3PL facility located in LaVergne, TN.  Sellers shall bear all risk of loss or damage, and costs of insurance and transportation associated with the Available Inventory until such Available Inventory is tendered to Purchasers at its logistics facility in LaVergne, TN, at which time title to and risk of loss of the Available Inventory shall automatically transfer to Purchasers.  Purchasers shall be responsible for unloading the Available Inventory upon delivery.

2.8.4    No later than 10:00 a.m. U.S. Eastern time on the fifth (5th) Business Day following the Closing Date, Sellers will provide an unaudited statement to Purchasers of the Bulk Product Inventory Sellers have available (which shall represent the total Bulk Product Inventory held by or on behalf of Sellers), and the resulting value calculated in accordance the Supply Price (the “Bulk Inventory Statement”).  No later than 12:00 p.m. U.S. Eastern time on the fifth (5th) Business Day following the Transition Date, Purchasers will provide to Sellers a purchase order for the Bulk Product Inventory.  Promptly after delivery of such purchase order to Sellers, Sellers will accept such order and invoice Purchasers for the value of the Bulk Product Inventory reflected in the Bulk Inventory Statement.  Purchasers will pay such invoice within ninety (90) days of the date of the invoice by wire transfer of immediately available funds. Promptly after accepting such purchase order, Sellers shall remove the Bulk Product Inventory from Sellers’ inventory, which removal shall constitute identification of such goods to the contract, and title therefor shall transfer to Purchasers.   Sellers will store Purchasers’ bulk Product at its packaging facility for future use to fulfill Sellers’ requirements for finished drug product ordered under the Supply Agreement.

2.9       Risk of Loss.  Until the Closing, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Sellers.  Title to the Purchased Assets shall be transferred to Purchasers at Closing, except that title to the Existing Finished Product Inventory and Bulk Product Inventory shall transfer to Purchasers in accordance with Section 2.8.

ARTICLE 3
CLOSING

3.1       Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be mutually agreed by the Parties (the “Closing Date”) as soon as practicable, after the satisfaction or waiver of all of the conditions set forth in Article 7 at a mutually convenient location agreed to by the Parties.

3.2      Transactions at Closing.  At the Closing, subject to the terms and conditions hereof:

3.2.1           Sellers shall deliver or cause to be delivered to Purchasers:

(a)           executed counterparts of each of the Other Agreements;

(b)           a letter from the applicable Seller to the FDA, duly executed by such Seller, transferring the rights to the Registrations to the applicable Purchaser;

(c)           a letter from the applicable Seller to the FDA, Office of Prescription Drug Promotion, notifying of the transfer of the Registrations to the applicable Purchaser;

(d)           a certificate of a duly authorized officer of Sellers certifying as to the matters set forth in Sections 7.2.1 and 7.2.2; and

(e)           such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

3.2.2	Purchasers shall deliver or cause to be delivered to Sellers: (a) the Cash Amount;

(b)           the Holdback Amount, if applicable;

(c)           executed counterparts of each of the Other Agreements;

(d)           a letter from the applicable Purchaser to the FDA duly executed by such Purchaser, assuming responsibility for the Registrations from the applicable Seller;

(e)           a certificate of a duly authorized officer of Purchasers certifying as to the matters set forth in Sections 7.3.1 and 7.3.2; and

(f)           such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

3.3       Delivery of Purchased Assets by Sellers.  To the extent not already delivered to Purchasers and physical delivery is agreed between the Parties, as soon as practicable following the Closing (and no more than five (5) Business Days thereafter unless otherwise mutually agreed by the Parties), Sellers shall deliver to Purchasers the Purchased Assets and the Transferred Assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchasers, as of the Execution Date and as of the Closing  Date,  as  follows  (except  to  the  extent  a  separate  date  is  specified  within  the representation and warranty, in which case, the date set forth therein shall apply):

4.1 Organization. Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it was formed. Each of Sellers is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure to so qualify would not have a Material Adverse Effect. Each of Sellers has all requisite corporate power and authority to own, lease and operate, as applicable, the Purchased Assets.

4.2 Due Authorization. Sellers have all requisite corporate power and authority to execute, deliver, perform its obligations under, and consummate the Transactions contemplated by, this Agreement and the Other Agreements (as applicable), and the execution and delivery of this Agreement and the Other Agreements (as applicable), the performance of all of its obligations hereunder and thereunder have been duly authorized by Sellers and, to the extent required by Law, contract or otherwise, its stockholders. No other proceedings on the part of Sellers is necessary to authorize this Agreement or the Other Agreements.

4.3  No Conflicts; Enforceability.

4.3.1 The execution, delivery and performance of this Agreement and the Other Agreements by Sellers: (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Sellers; (b) assuming all of the consents, approvals, authorizations and permits described in Section 4.7 have been obtained and all the filings and notifications described in Section 4.7 have been made and any waiting periods thereunder have terminated or expired, does not conflict with any Law applicable to Sellers; (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement or instrument binding on Sellers or any applicable order, writ, injunction or decree of any court or applicable Governmental Authority to which Sellers are a party or by which Sellers are bound or to which any of its Assets is subject, including the Purchased Assets, except for such conflicts, breaches, defaults, accelerations or rights as would not have, individually or in the aggregate, a Material Adverse Effect.

4.3.2    This Agreement and the Other Agreements have been duly executed and delivered  by  Sellers,  and  constitute  the  legal,  valid  and  binding  obligations  of  Sellers, enforceable against Sellers in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

4.4  Title of Assets.

4.4.1   Each Seller owns, leases, licenses or has the right to use the Purchased Assets applicable to such Seller, free and clear of all Encumbrances and upon the consummation of the Transactions, Purchasers shall acquire good and marketable title to, and all right, title and interest of Sellers in and to, the Purchased Assets, free and clear of all Encumbrances.

4.4.2    The Tooling are in good operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of business.  For the avoidance of doubt, other than the representations and warranties under Section 4.4, Sellers specifically disclaim any representation and warranties with respect to the Tooling.

4.5       Intellectual  Property.  For  purposes  of  this  Section  4.5,  the  term  “ProductIntellectual Property” means the Product Patent Rights, Product Copyrights, Product Domain Names, Product Marks and Product Trade Dress and excludes Product Know-How.

4.5.1    Except as set forth on Schedule 4.5 of the Sellers Disclosure Schedule, none of the Product Intellectual Property has been or is the subject of (i) any adverse judgment, injunction, order, decree or agreement restricting (A) its use in connection with the Distribution or Manufacture of the Product or (B) assignment or license thereof by Sellers, or (ii) to Sellers’ Knowledge, any threatened litigation or claim of infringement threatened or made in writing or any pending litigation to which Sellers are a party.

4.5.2    Except as set forth on Schedule 4.5 of the Sellers Disclosure Schedule, (a) Sellers have not granted any licenses to the Product Intellectual Property to Third Parties, and (b) none of the Sellers are parties to any agreements with Third Parties that limit or restrict use of the Product Intellectual Property for the Distribution and Manufacture of the Product or require any payments for the Distribution or Manufacture of the Product.

4.5.3    Sellers  have  not  received  written  notice  of  any  misappropriation  or infringement of any of the Product Intellectual Property by any Person and, to the Knowledge of Seller, no Third Party has otherwise engaged in any such material misappropriation or infringement of any of the Product Intellectual Property.  The Distribution or Manufacture of Product including, without limitation, the use of the Product Intellectual Property for such purposes, does   not infringe or misappropriate the Intellectual Property of any Third Party in the Territory.

4.5.4 Sellers have not received written notice of any misappropriation or infringement of any of the Product Know-How by any Person and, to the Knowledge of Seller, no Third Party has otherwise engaged in any such material misappropriation or infringement of any of the Product Know-How.  To the Knowledge of Sellers, the use of the Product Know-How for  the  Distribution  or  Manufacture  of  Product  does  not  infringe  or  misappropriate  the Intellectual Property of any Third Party in the Territory.

4.5.5    Neither Sellers nor any of its Affiliates has received written notice of any inventorship challenges or interferences with respect to any Product Patent Rights.

4.5.6   Product Mark(s) set forth on Schedule 1.1(g) hereto and Product Patent Rights set forth on Schedule 1.1(h) hereto are complete and accurate lists of all pending or issued trademarks, patents or applications therefore owned by, licensed or otherwise controlled by Sellers or any of their subsidiaries in the Territory that are used by Sellers for the Distribution and Manufacture of the Product immediately prior to the Closing.

4.6       Litigation.  Except as set forth on Schedule 4.6 of the Sellers Disclosure Schedule, there is no Action pending or, to Sellers’ Knowledge, threatened (a) that is related to the Product or the Transactions, or (b) that would prevent or delay the consummation by Sellers of the Transactions or affect the legality, validity or enforceability of this Agreement or the Other Agreements.

4.7       Consents.  Except as set forth on Schedule 4.7 of the Sellers Disclosure Schedule, the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, the letter to the FDA contemplated by Section 8.3.1, and as may be necessary as a result of any facts or circumstances relating solely to Purchasers, no notice to, filing with, authorization  of,  exemption  by,  or  consent  of,  any  Person,  including  any  Governmental Authority, is required for Sellers to consummate the Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, have a Material Adverse Effect.

4.8       No Adverse Notice.  Sellers have not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions, decrees, laws, regulations, guidance or guidelines, including the Act or the PDMA.

4.9           Regulatory Matters.

4.9.1    All  existing  Registrations  held  by  the  Sellers  as  of  the  date  of  this Agreement are set forth in Schedule 1.1(j) and are in full force and effect.  Sellers are the sole and exclusive owner of the Registrations.

4.9.2  The Distribution of the Product by Sellers in the Territory has been conducted in material compliance with the Registrations and all applicable Law, including the Act and the PDMA.

4.9.3 Sellers have not received any written notice of Actions from any applicable Governmental Authority alleging that the Product or any of the Purchased Assets or the ownership, Manufacture or Distribution of the Product is in violation of any applicable Law and such violation has not been remedied, except for such violations that would not reasonably be expected to have a Material Adverse Effect.

4.9.4           Sellers have completed and filed all annual or other reports required by the FDA in order to maintain the Registrations, except for the most recent filing not yet due.

4.10     Brokers,  Etc.  Neither  Sellers  nor  any  agents  of  Sellers  have  incurred  any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.11     Inventory.  Except  as  set  forth  on  Schedule  4.11  of  the  Sellers  Disclosure Schedule, all Existing Finished Product Inventory and Bulk Product Inventory conform to all applicable specifications in, and have been manufactured in compliance with, all applicable Registrations in all material respects.

4.12           Disclaimer.

4.12.1 EXCEPT  AS  OTHERWISE  EXPRESSLY  PROVIDED  IN  THIS ARTICLE 4, NEITHER SELLERS NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, LICENSED MANUFACTURING KNOW-HOW, THE PRODUCT OR THE PRODUCT INTELLECTUAL PROPERTY, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PURCHASERS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED, INCLUDING ANY IMPLIED REPRESENTATION  OR  WARRANTY  WITH  RESPECT  TO  (i)  MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR (ii) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PRODUCT AFTER THE CLOSING.  WITHOUT LIMITING THE FOREGOING, THE TRANSFERRED ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND; AND

4.12.2 NEITHER SELLERS NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PURCHASERS OR TO ANY OTHER  PERSON  RESULTING  FROM  THE  DISTRIBUTION  TO  PURCHASERS,  ITS AFFILIATES OR REPRESENTATIVES OF, OR PURCHASERS’ USE OF, ANY INFORMATION RELATING TO THE PRODUCT, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASERS, WHETHER ORALLY OR IN WRITING, IN CERTAIN ELECTRONIC AND PHYSICAL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF PURCHASERS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

4.13           Tax Matters.

4.13.1  There  is  no  Encumbrance  relating  to  Taxes  upon  the  assets  being transferred herein of any of the Sellers other than for Taxes not yet due and payable.

4.13.2  None  of  the  Sellers  has  participated  in  any  reportable  transaction  as contemplated in Treasury Regulations Section 1.6011-4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers represent and warrant to Sellers as follows:

5.1       Organization.  Each of Purchasers is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction where it was formed.  Each of Purchasers is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure to so qualify would not have a material adverse effect on such Purchaser.  Each of Purchasers has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2       Due Authorization.  Purchasers have all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Purchasers and, to the extent required by Law, contract or otherwise, its stockholders.  No other proceedings on the part of Purchasers are necessary to authorize this Agreement or the Other Agreements.

5.3           No Conflicts; Enforceability.

5.3.1 The execution, delivery and performance of this Agreement and the Other Agreements by Purchasers: (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation or bylaws of Purchasers; (b) assuming all of the consents, approvals, authorizations and permits described in Section 5.5 have been obtained and all the filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, does not conflict with any Law applicable to Purchasers; and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Purchasers, or any  applicable  order,  writ,  injunction  or  decree  of  any  court  or  applicable  Governmental Authority to which Purchasers are a party or by which Purchasers are bound or to which any of its Assets is subject, except in the case of clauses (b) and (c) for such prohibitions, limitation, default, notice, filing, permit, authorization, consent, approval, conflict breach or default which would not prevent or delay the consummation by Purchasers of the Transactions.

5.3.2    This Agreement and the Other Agreements have been duly executed and delivered by Purchasers, and constitute the legal, valid and binding obligations of Purchasers, enforceable against Purchasers in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

5.4       Litigation.  There is no Action pending or, to Purchasers’ Knowledge, threatened that would prevent or delay the consummation by Purchasers of the Transactions or affect the legality, validity or enforceability of this Agreement or the Other Agreements.

5.5 Consents. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period thereunder, the letter to the FDA contemplated by Section 8.11.5, and as may be necessary as a result of any facts or circumstances relating solely to Sellers, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any applicable Governmental Authority, is required for Purchasers to consummate the Transactions, except where the failure to make such filings or notifications, or obtain such consents, approvals, authorizations or permits, would not, individually or in the aggregate, prevent or delay the consummation by Purchasers of the Transactions.

5.6       Financing.  Purchasers will have, as of the Closing Date, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement  and  the  Other  Agreements  or  otherwise  necessary  to  consummate  all  the Transactions.

5.7       Brokers, Etc.  Any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, incurred by Purchasers and its officer and agents, is the sole liability and responsibility of Purchasers.

5.8       Independent Investigation.  IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS AND TO CONSUMMATE THE TRANSACTIONS, PURCHASERS HAVE CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, THE PRODUCT INTELLECTUAL PROPERTY AND THE PRODUCT, WHICH INVESTIGATION, REVIEW AND ANALYSIS WAS DONE BY PURCHASERS AND ITS AFFILIATES AND REPRESENTATIVES.   PURCHASERS ACKNOWLEDGE THAT IT AND ITS REPRESENTATIVES HAVE BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE PRODUCT FOR SUCH PURPOSE. IN ENTERING INTO THIS AGREEMENT AND THE OTHER AGREEMENTS, PURCHASERS ACKNOWLEDGE THAT PURCHASERS AND ITS AFFILIATES HAVE RELIED SOLELY UPON THE AFOREMENTIONED INVESTIGATION, REVIEW AND ANALYSIS AND NOT ON ANY FACTUAL REPRESENTATIONS OR OPINIONS OF SELLERS OR ITS REPRESENTATIVES (EXCEPT THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 4).

5.9           Anti-Corruption.

5.9.1           Purchasers  acknowledge  that  they  have  received  and  read  Sellers’
‘Prevention of Corruption - Third Party Guidelines’ (either in hard copy or at http://www.gsk.com/policies/Prevention-of-Corruption-Third-Party-Guidelines.pdf)  and  agrees to perform its obligations under the Agreement in accordance with the principles set out therein.

5.9.2           Purchasers  shall  comply  at  all  times  with  all  applicable  Laws  and regulations related to anti-corruption.

ARTICLE 6
COVENANTS PRIOR TO CLOSING

6.1           Conduct with respect to the Product.

6.1.1 Between the Execution Date and the Closing Date, Sellers shall use Commercially Reasonable Efforts to continue to Manufacture and Distribute the Product, and not take any action except, in the ordinary and usual course of its business and consistent with past practices or as contemplated by this Agreement or the Other Agreements or consented to in writing by Purchasers.

6.1.2    Between the Execution Date and the Closing Date or as contemplated by this Agreement or consented to in writing by Purchasers, Sellers shall not sell, lease, license or encumber or otherwise voluntarily dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of the Purchased Assets, other than in the ordinary course of business consistent with past practice.

6.2      Required Approvals and Consents.  As soon as reasonably practicable after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transactions, including all filings under the HSR Act in accordance with Section 6.3.  The Parties shall also cooperate with each other with respect to all filings that Purchasers elect to make.

6.3           HSR Act.

6.3.1   If required pursuant to applicable Law, each Party shall file as soon as practicable, and in any event no later than ten (10) Business Days after the Execution Date a Notification  and  Report  Form  under  the  HSR  Act  with  the  United  States  Federal  Trade Commission and the Antitrust Division of the United States Department of Justice.  As deemed advisable, each Party shall respond as promptly as practicable to any inquiries or requests received from any Governmental Authority in the Territory for additional information or documentation.  Each Party shall (a) promptly notify the other Party of any communication to that Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party or the other Party’s counsel to review in advance any proposed written communication to any of the foregoing; (b) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority in the Territory, gives the other Party the opportunity to attend and participate thereat; and (c) with the exception of business documents deemed confidential by Purchasers (including documents submitted as attachments to each of Purchasers’ Notification and Report Form under the HSR Act), furnish Sellers with copies of all correspondence, filings, and communication (and memoranda setting forth  the  substance  thereof)  between  Purchasers  (its  Affiliates,  and  its  respective Representatives) on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement.  The Parties shall evenly split any required HSR Act filing fees.

6.3.2  If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or any of the Transactions as violative of any anti-competition Law, Purchasers shall cooperate and use its best efforts to contest and resist any such Action, and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Transactions.   Sellers shall cooperate in a commercially reasonable manner with any such efforts as may be reasonably requested by Purchasers.

6.4           Transition  Activities.  After  the  Closing,  Sellers  shall  perform  those  certain transitional services for Purchasers as set forth on Schedule 2.3.1.

6.5 Notifications. Between the Execution Date and the Closing Date, Sellers, on the one hand, and Purchasers, on the other hand, shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or non-occurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.6 No Negotiation. Between the Execution Date and the Closing, Sellers shall not directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, consider the merits of any inquiries or proposals from any Person (other than Purchasers) or enter into any agreements or instruments relating to any transaction involving, in whole or in part, the Product, or that would otherwise compromise Sellers ability to consummate the Transactions. Sellers shall promptly advise Purchasers orally and in writing of any such inquiry or proposal received from a third party. Sellers agree that the rights and remedies for noncompliance with this Section 6.6 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchasers and that money damages may not provide an adequate remedy to Purchasers.

6.7           Further Assurances; Further Documents.

6.7.1   As of the Execution Date, each of the Parties shall use Commercially Reasonable Efforts, (a) to satisfy or cause to be satisfied all the conditions precedent that are set forth  in  Article  7,  as  applicable  to  each  of  them,  (b)  to  cause  the  Transactions  to  be consummated, and (c) without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that  may  be  necessary  or  reasonably  required  on  its  part  in  order  to  consummate  the Transactions.
6.7.2    Each  of  Purchasers  and  Sellers  shall,  and  shall  cause  its  respective Affiliates to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transactions.

6.7.3    Purchasers  shall  use  commercially  reasonable  efforts  to  secure  the necessary financing to cause the Transactions to be consummated within seventy-five (75) days of the Execution Date.

ARTICLE 7
CONDITIONS TO CLOSING

7.1      Conditions Precedent to Obligations of Purchasers and Sellers.  The respective obligations of Purchasers and Sellers to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver (in accordance with Section 11.8) at or prior to the Closing Date of the following conditions:

7.1.1    Litigation.  No preliminary or permanent injunction or other order has been issued by any court or by any applicable Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transactions on the Closing Date.

7.1.2           HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions has expired or been terminated.

7.2     Conditions Precedent to Purchasers’ Obligations.  Purchasers’ obligations to consummate  the  Transactions  shall  be  subject  to  the  fulfillment  of  each  of  the  following additional conditions, any one or more of which may be waived, at Purchasers’ sole discretion, in writing by Purchasers:

7.2.1           Representations   and   Warranties.   Each   of   the   representations   and warranties of Sellers contained in Article 4 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided however, that the condition in this Section 7.2 shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate had a Material Adverse Effect (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties).

7.2.2   Performance.  Sellers shall have performed and complied in all material respects with each of the covenants, agreements and obligations Sellers are required to perform under this Agreement on or before the Closing.

7.2.3    Officer’s Certificate.  Purchasers shall have received a certificate executed by a duly elected, qualified and acting officer of Seller certifying to the satisfaction of the conditions set forth in Sections 7.2.1 and 7.2.2.

7.2.4           Other Agreements.  Sellers shall have duly executed and delivered to Purchasers the Other Agreements.

7.3       Conditions Precedent to Sellers’ Obligations.  Sellers’ obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Sellers’ sole discretion, in writing by Sellers:

7.3.1    Representations   and   Warranties.  Each   of   the   representations   and warranties of Purchasers contained in Article 5 shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided however, that the condition in this Section 7.3 shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate had a Material Adverse Effect (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties).

7.3.2    Performance.    Purchasers  shall  have  performed  and  complied  in  all material respects with each of the covenants, agreements and obligations Purchasers are required to perform under this Agreement on or before the Closing.

7.3.3    Officer’s Certificate.  Sellers shall have received a certificate executed by a duly elected, qualified and acting officer of Purchasers certifying to the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

7.3.4           Other Agreements.  Purchasers shall have duly executed and delivered Other Agreements to Sellers.

ARTICLE 8
ADDITIONAL COVENANTS

8.1           Confidentiality; Publicity.

8.1.1    The terms of the Confidentiality Agreement are hereby incorporated in this Agreement as though fully set forth herein and shall apply to any information provided to Sellers or Purchasers pursuant to this Agreement.   As used in this Section 8.1, the term “Confidential Information” shall have the meaning assigned to such term in the Confidentiality Agreement.  Upon the Closing Date, the Confidentiality Agreement shall expire and be of no further force and effect with respect to all Confidential Information relating to the Product, the Purchased Assets or the Assumed Liabilities; provided, however, such expiration of the Confidentiality Agreement shall in no way prejudice or adversely affect Sellers’ or Purchasers’ ability to seek damages, or any other remedy available to Sellers or Purchasers, as appropriate, with respect to a violation by such Party (or its Affiliates or Representatives) of the Confidentiality Agreement prior to or after the Closing Date.  Upon and after the Closing Date, the Confidentiality Agreement shall remain in full force and effect pursuant to its terms with respect to all other Confidential Information that does not relate to the Product, the Purchased Assets or the Assumed Liabilities.

8.1.2    From and after the Closing Date, all Confidential Information exclusively concerning the Product, the Purchased Assets and the Assumed Liabilities (the “PurchasersProprietary Information”) shall be used by Sellers and its Affiliates solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreement), or comply with applicable Law, and for no other purpose.  Sellers shall not disclose, or permit the disclosure of, any of the Purchasers Proprietary Information to any Person except those Persons to whom such disclosure is necessary to permit Sellers to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreement), or comply with applicable Law.   Sellers shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Sellers or any of their Affiliates to treat, the Purchasers Proprietary Information as confidential, using the same degree of care as Sellers normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

8.1.3   All Confidential Information obtained by Purchasers (or its Affiliates or representatives) from Sellers (or its Affiliates or representatives) other than the Purchasers Proprietary Information (the “Sellers Proprietary Information”) shall be used by Purchasers solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreement), or comply with applicable Law, and for no other purpose.  Purchasers shall not disclose, or permit the disclosure of, any of the Sellers Proprietary Information to any Person except those Persons to whom such disclosure is necessary to permit Purchasers to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreement), or comply with applicable Law.  Purchasers shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Purchasers or any of their Affiliates to treat, the Sellers Proprietary Information as confidential, using the same degree of care as Purchasers normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

8.1.4   Purchasers acknowledge and agree that Sellers (and its Affiliates) may together retain one (1) or more copies of all or part of the documentation (including written or electronic records, files, manuals, filings, etc.), including any Purchasers Proprietary Information contained therein, that it delivers to Purchasers as part of the Purchased Assets, in accordance with the provisions of and solely for the purposes set forth in this Section 8.1.

8.1.5    In  the  event  either  Party  is  requested  pursuant  to,  or  required  by, applicable Law to disclose any of the other Party’s Confidential Information (including Sellers Proprietary Information or Purchasers Proprietary Information, as applicable), it will notify the other  Party  in  a  timely  manner  so  that  such  Party  may  seek  a  protective  order  or  other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement.  Each Party will cooperate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose.  In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by a reasoned opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

8.1.6    The Parties shall jointly agree upon the necessity and content of any press release in connection with the Transactions.  Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding  any  contrary  term  contained  in  the  Confidentiality  Agreement,  (a)  any disclosure that is required by Law as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party, (b) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party, and (c) Purchasers may make public disclosures in any scientific publication, marketing materials, press release other public announcement in the ordinary course of its business if the contents of such publication relate primarily to the Product itself and not the terms of this Agreement.  Other than the disclosures contemplated in clauses (a) through (c) of the previous sentence, to the extent practicable, the disclosing Party shall give at least three (3) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any.   Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof or a notification thereof to comply with the requirements of an applicable  stock  exchange,  New  York  Stock  Exchange,  or  NASDAQ  regulation  or  any applicable Governmental Authority, including without limitation the SEC, such Party shall use Commercially Reasonable Efforts to give at least two (2) Business Days advance written notice of any such required disclosure to the other Party.  Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality.   The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

8.1.7  Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Sellers acknowledge and agree that, to the extent Sellers are authorized to permit the disclosure of the Confidential Information, Purchasers may, subject to the  execution  and  delivery  of  confidentiality  agreements  reasonably  acceptable  to  Sellers, disclose to any potential investors proposing to purchase securities used to finance the transactions contemplated hereby and any existing lenders of Purchasers whose consent is required in connection with the transactions contemplated hereby or such financing, such Confidential Information, including, without limitation, the terms and conditions hereof and of the Other Agreements, as is reasonably requested in connection with such financing decision.

8.2           Seller Brands.

8.2.1    As  of  the  Closing  Date,  Sellers  hereby  grants  to  Purchasers,  and Purchasers hereby accepts, a non-exclusive, non-transferable, non-sublicensable (except to Purchasers’ distributor), royalty-free license in the Territory to use the Seller Brands, solely to the  extent  necessary  to  allow  the  Purchasers  to  Distribute  the  Existing  Finished  Product Inventory (the “Seller Brand License”).  Purchasers acknowledge that the Seller Brand License is being granted solely for transitional purposes and that Purchasers shall use Commercially Reasonable Efforts to cease its use of the Seller Brands as quickly as is reasonably possible after the Closing Date.  Notwithstanding the foregoing, the Seller Brand License will terminate on the earlier of, exhaustion of the Existing Finished Product Inventory or six (6) months following the Closing Date.
8.2.2    Purchasers shall not (i) add any other labels or marks to, or otherwise alter, the Seller Brands; (ii) change in any way the style of the Seller Brands; or (iii) otherwise use the Seller Brands in any manner other than as specifically provided in this Section 8.2.

8.2.3    Purchasers acknowledge Sellers’ ownership of the Seller Brands, shall do nothing inconsistent with such ownership, agree that all use of the Seller Brands by Purchasers shall inure to the benefit and be on behalf of the Sellers, and agrees not to challenge Sellers’ title to the Seller Brands.  Nothing in this Agreement shall give Purchasers any right, title or interest in the Seller Brands other than the right to use the Seller Brands strictly in accordance with this Section 8.2.  All use of the Seller Brands by Purchasers under this Section 8.2 shall conform to the standards followed by the Sellers prior to the Closing Date, and upon reasonable notice to Purchasers, Sellers shall have the right to review the standards used by Purchasers to ensure Purchasers’ compliance with this requirement related to the Seller Brands.

8.2.4   Purchasers shall not have the right to, and shall not, sublicense, assign, pledge, grant or otherwise encumber or transfer to any Third Party (other than Purchasers’ distributor) any rights licensed by the Sellers to Purchasers under this Section 8.2 without the Sellers’ prior written consent.  The Parties understand and agree that, in addition to all other legal remedies, the Sellers shall be entitled to immediate injunctive relief in order to enforce the terms of this Section 8.2.

8.2.5    Nothing in this Section 8.2, or any other provision of this Agreement or any provision of the Other Agreements, shall grant the Purchasers any rights in any of Sellers’ internet domain names, registrations or applications for registration, or renewals thereof, registered in the United States or any other country or jurisdiction throughout the world, except as such internet domain names, registrations or applications for registration, or renewals thereof are included as part of the Purchased Assets.

8.2.6    Other than as expressly provided in this Section 8.2 or elsewhere in this Agreement or the Other Agreements, Purchasers shall not use or permit any of its Affiliates or distributors to use any of the Seller Brands or any other corporate signs, trademarks or service marks or names now or hereafter owned or used by Sellers or any of its Affiliates, other than the Product Intellectual Property on the terms provided herein and in the Other Agreements.

8.3           Transition Period.

8.3.1    As soon as practicable after the Transition Date, but in any event no later than three (3) Business Days following the Transition Date, Purchasers and Sellers shall each file letter(s) with the FDA (in accordance with 21 C.F.R. § 314.72) providing notification of the transfer to Purchasers effective as of the Transition Date of the Registrations.

8.3.2   Five (5) days prior to the Transition Date, Purchasers and Sellers shall jointly notify all wholesale distributors of the Product of the transfer of the Purchased Assets to Purchasers.

8.3.3    Sellers   will   use   Commercially   Reasonable   Efforts   to   remove   or discontinue all contracts for Product for sale in the Territory with customers that purchase directly from Sellers and effective thirty (30) days following the Transition Date for customers purchasing indirectly through a wholesaler or distributor.

8.3.4   Sellers shall not accept any Product purchase orders received after the Transition Date.  For all Product purchase orders Sellers received prior to the Transition Date, Sellers shall have until 11:59 p.m. U.S. Eastern time on the third (3rd) Business Day following the Transition Date to process such Product purchase orders, book sales and ship the Retained Product to its customers under such Product purchase orders.

8.3.5    From and after 12:00 p.m. U.S. Eastern time on the second (2nd) Business Day after the Transition Date, Purchasers will be responsible for receiving and processing all Product purchase orders received by Purchasers and undertaking all invoicing, collection and receivables related to the sale of any Product in the Territory, as applicable, sold pursuant to such Product purchase orders, except as otherwise described in this Agreement.  Each of Purchasers and Sellers shall be responsible for, and entitled to, collections on its respective invoices.

8.3.6    In addition to the Parties’ indemnification rights and obligations set forth in Article 10 of this Agreement, Purchasers shall defend, indemnify and hold harmless Sellers from and against any Losses to the extent related to or arising out of Sellers’ provision of transitional services on Purchasers’ behalf related to the Product, except for Losses that are a result of the willful misconduct or gross negligence of Sellers.

8.3.7    Notwithstanding anything to the contrary set forth elsewhere herein or in any of the Other Agreements, Purchasers hereby grants to Sellers, and Sellers hereby accept, a non-exclusive, non-transferable, non-sublicensable, royalty-free license to use any or all of the Purchased Assets solely in connection with Sellers’ provision of transitional services on Purchasers’ behalf related to the Product.

8.4           Product Responsibility.

8.4.1  Except as otherwise set forth in this Agreement, from and after the Transition Date, Purchasers shall be solely responsible for (i) all regulatory matters with respect to the Product and the Purchased Assets, including without limitation relating to communicating and corresponding, preparing and filing reports, making adverse drug experience reports, and paying applicable fees, with and to applicable Governmental Authorities, under all applicable legal requirements including the Act, the PDMA, and the Prescription Drug User Fee Act of
1992; (ii) taking all actions and conducting all communication with Third Parties in respect of Product (whether sold before or after the Closing), including responding to all complaints in respect thereof and all medical information requests, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of the Product (whether sold before or after the Closing).

8.4.2    From and after the Transition Date, Purchasers shall be solely responsible for conducting, handling or processing all recalls of units of Product, including recalls required by any Governmental Authority or voluntary recalls by Purchasers based on safety, efficacy or similar concerns, with respect to the Product, regardless of whether the Product was sold before or after the Closing.   Purchasers shall destroy, or cause to be destroyed, in either case, all recalled Product in a manner consistent with applicable legal requirements.  From and after the Closing, Purchasers shall be financially responsible for all recalls of units of Product sold after the Closing, except to the extent indemnified under the Supply Agreement.  For any recalled Product that was sold prior to the Closing, Sellers shall reimburse Purchasers for all reasonable out-of-pocket costs and expenses actually incurred in connection with any and all such recalls that are required by any Governmental Authority or are voluntarily initiated by Purchasers based on safety, efficacy or similar concerns.

8.4.3    As soon as practicable, but in no event later than the expiration of the Seller Brand License, Purchasers will (i) establish new NDC numbers for Product and thereafter shall cause such NDC numbers to be used on the labeling and packaging for the Product and (ii) establish new capsule imprinting for the Product that does not incorporate any name or the trademark licensed to Purchasers under the Seller Brand License and thereafter shall cause such new capsule imprinting to be used for the Product.  Nothing set forth in this section shall prevent or restrict Purchasers from selling Inventory labeled with Seller Brand prior to expiration of the Seller Brand License.

8.5           Product Returns, Rebates and Chargebacks.

8.5.1    NDC Numbers.  Following the Transition Date, Purchasers shall obtain its own NDC numbers for Product and shall use Commercially Reasonable Efforts to have in place as soon as reasonably practicable all artwork and resources such that sales of Product after the
Closing Date can be accomplished under the NDC numbers of Purchasers.  Purchasers shall use its new NDC numbers on all invoices, orders and other communications with customers and Governmental Authorities as soon as the Existing Finished Product Inventory labeled with Sellers’ NDC number have been exhausted by Purchasers or expiration of the Seller Brand License, whichever is earlier.

8.5.2           Product Returns.

(a)           Subject to Purchasers’ financial responsibility for returns under Section 8.5.2(b), Sellers will be responsible for processing returns of all Product packaged for commercial sale (“Finished Product”) labeled with Sellers’ NDC number for sixty (60) days after the Transition Date.  Effective on the sixty first (61st) day following the Transition Date, all returns of Finished Product labeled with Sellers’ NDC number shall be sent to Purchasers. Returns will be processed by each Party in accordance with such Party’s returned goods policy, regardless of which Party made the corresponding original sale.  The joint notice, to be agreed by the Parties, will notify all customers of the foregoing change in trade return procedures as soon as practicable following the Transition Date, but in any event no later than one (1) Business Day after the Transition Date.

(b)           From and after the Transition Date, Purchasers shall be financially responsible for all returns of Finished Product in the Territory and, for processing all such returns on or after the sixty first (61st) day following the Transition Date and shall cause its processor to process trade returns in accordance with Purchasers’ normal returns procedures.

(c)           For any Finished Product that is returned to one Party but is the processing responsibility of the other Party pursuant to Section 8.5.2(a), the Party receiving such returned Finished Product will destroy, or cause to be destroyed, all such Finished Product.  Each of Purchasers and Sellers shall destroy, or cause to be destroyed, all such returned Finished Product in a manner consistent with all applicable Law and the costs of such destruction shall not be reimbursed by the Party responsible for processing such returns.

(d)           For a period of six (6) months following the sixtieth (60) day following the Transition Date, for any Finished Product labeled with Sellers’ NDC number and that are returned to Sellers but are the processing responsibility of Purchasers, Sellers will, upon request, provide Purchasers with a returns report within ten (10) days of the request, and such returns shall be processed by Purchasers according to Purchasers’ then-current returned goods policy, which shall be commercially reasonable.  For the avoidance of doubt, in the case of a customer dispute, the return quantities as listed on the returns report shall be considered final.

(e)           Neither Purchasers nor Sellers shall instruct, recommend or attempt to induce customers who have previously purchased any Finished Product from it to:  (i) return such Finished Product when that would not otherwise have been the case but for such Party’s instructions, recommendations or inducement; or (ii) delay the return of such Finished Product.  For the avoidance of doubt, Purchasers’ shipment of units of Finished Product to customers in the ordinary course will not be deemed to violate this Section 8.5.2(e).

8.6           Government Price Reporting.

8.6.1    Sellers shall be responsible for submitting all Governmental Price Reports for all Product(s) bearing an NDC of Sellers for all reporting periods ending on or before the Transition Date.  Unless otherwise agreed, beginning with the reporting period in which the Transition Date occurs, Purchasers shall be responsible for submitting all Governmental Price Reports for Product(s) bearing an NDC of Sellers.  Effective with the reporting period in which the Transition Date occurs, Sellers shall name Purchasers as a designee, with certification access, in the Drug Data Reporting for Medicaid system for purposes of reporting the Average Manufacturer Price (“AMP”) (as defined at 42 U.S.C. § 1396r-8(k)(1)) and the Best Price (as defined at 42 U.S.C. § 1396r-8(c)(1)(C)) and other required pricing data for the Product(s) bearing an NDC of Sellers.  If other product(s) are reported to the CMS by Sellers under the labeler of any Product(s), Sellers shall remain as the Technical, Invoice and Legal contacts for such Product(s) with CMS.

8.6.2    Sellers acknowledge that Purchasers will require certain information from Sellers  in  order  to  submit  the  Governmental  Price  Reports  after  the  Transition  Date. Accordingly, Sellers agree that, (a) for the calendar month in which the Closing Date occurs, Sellers shall provide to Purchasers, within ten (10) days after the end of such calendar month, relevant Product(s) information, including baseline AMPs, and general transactional data up to a year after the Transition Date which Purchasers deems necessary for each NDC of the Product(s) for use in calculating AMP; (a) if the Transition Date is not on the first day of the quarter for the Calendar Quarter in which the Transition Date occurs, Sellers shall provide to Purchasers, within twenty-five (25) days after the end of such Calendar Quarter, the Best Price, customary prompt pay discounts, and sales at nominal price, and any additional data needed to comply with state price reporting requirements.  Regarding state reporting, Purchasers and Sellers agree to follow a mutually agreeable process to ensure state price reporting requirements remain in effect for each NDC under the Sellers’ labeler, including, but not limited to, the State of Texas.  Sellers further agree that, for each NDC-11 of any Product(s), it shall provide to Purchasers, within ten (10) days after the Transition Date, the following:  (i) if the Transition Date occurs in Calendar Quarters 1, 2, or 3, Sellers shall provide the Federal Ceiling Prices in effect during the Calendar Year in which the Transition Date occurs; (ii) if the Transition Date occurs in Calendar Quarter 4, Sellers shall provide both the Federal Ceiling Price in effect during the Calendar Year in which the Transition Date occurs and the calculated Federal Ceiling Price for the next Calendar Year.    Per  the  Department  of  Veteran  Affairs  Product(s)  transfer  rules,  depending  on  the Calendar Quarter in which the Transition Date occurs, the Purchasers are required to sell at Sellers’ calculated Federal Ceiling Prices in effect during the Calendar Year in which the Transition Date occurs or if the Transition Date occurs in Calendar Quarter 4, Purchasers are required to sell at Sellers’ calculated Federal Ceiling Prices for the next Calendar Year; (iii) commercial sales data required for Non-FAMP calculation for the current Calendar Quarter through the Transition Date, as well as such data for preceding Calendar Quarters within the Federal Fiscal Year (October 1 – September 30) in which the Transition Date occurs; (iv) relevant Non-Federal Average Manufacturer Prices necessary to complete Annual Public Law Update; (v) all commercial sales data for the current Calendar Quarter through the Transition Date, as well as all such data for the preceding Calendar Quarters within the Federal Fiscal Year (October 1 – September 30) in which the Transition Date occurs; and (vi) the most recent TRICARE retail pharmacy dispensing data report for the previous four quarters made available by the Department of Defense either on or before the Transition Date.  All pricing data furnished by Sellers pursuant to this subsection shall be provided in the same format that such data are provided by Sellers to CMS and/or the Department of Veteran Affairs VA in connection with Sellers’ own Governmental Price Reports, or in a format otherwise prescribed by Sellers.  For pricing and sales data that are required in order to submit Governmental Price Reports, but that are not themselves provided to the CMS and/or the Department of Veterans Affairs, Sellers will furnish that data in a format prescribed by Purchasers.

8.6.3    Without limiting the foregoing, any and all data furnished by Sellers that are  required  for  the  reporting  of  the  Product(s)  under  the  Medicaid  Drug  Rebate  Program pursuant to this subsection shall be certified in the same format provided by Sellers to CMS. Without limiting the foregoing, Sellers shall provide to Purchasers, within ten (10) days after the end of each reporting period up to a year after the Transition Date, all data or other information to the Governmental Price Reports for such Product(s) reasonably requested by Purchasers for use by Purchasers in completing such Governmental Price Reports.

8.6.4    Sellers shall promptly notify Purchasers upon discovery of any errors on or corrections to the data or other information provided to Purchasers pursuant to Section 8.6.1,
8.6.2, or 8.6.3 above.

8.6.5    Purchasers shall notify Sellers of any change in the wholesale acquisition cost of any Product(s) no later than the same time that Purchasers notify Third Party vendors of the change in such wholesale acquisition cost.

8.6.6           Purchasers shall notify Sellers of the date(s) of last lot expiration of each Product(s) when the NDC(s) there for are discontinued.

8.6.7    For  use  in  the  payment  of  any  and  all  Medicaid  rebates  (including Medicaid supplemental rebates, SPAP rebates, and ADAP rebates) payable for all Product(s) bearing  an  NDC  of  Sellers,  Purchasers  shall  immediately  notify  Sellers  in  writing  of  any quarterly AMP or Best Prices, including re-stated values, submitted to CMS bearing the NDC of Sellers for periods in and after the Transition Date occurs.

8.7           Sellers Governmental Payments and Other Contractual Obligations.

8.7.1  Sellers shall be solely and exclusively responsible for processing and payment of any and all Medicaid rebates (including Medicaid supplemental rebates, SPAP rebates, and ADAP rebates) payable for all Product(s) bearing an NDC of Sellers for periods prior to and including the Calendar Quarter immediately following the Calendar Quarter in which the Transition Date takes place.  Sellers shall invoice Purchasers beginning with the Calendar Quarter following the Calendar Quarter referenced in the immediately preceding sentence for payments made on behalf of Purchasers, and Purchasers shall pay the invoiced amounts within thirty (30) days of the receipt of such invoice.

8.7.2  Sellers shall be solely and exclusively responsible for processing and payment of any and all TRICARE retail rebates owed based on TRICARE retail pharmacy dispensing of all Product(s) bearing an NDC of Sellers for which utilization data is available or has been made available electronically or in writing on or prior to the Transition Date and until such   Product(s)   have   been   deleted   from   Sellers’   Pricing   Agreement   with   TRICARE Management Activity and added to Purchasers’ Pricing Agreement with TRICARE Management Activity (even if the due date for rebate payment falls after the Transition Date).

8.7.3  Sellers shall be solely and exclusively responsible for processing and payment of any and all rebates, chargeback claims and related fees payable under a PHS pharmaceutical pricing agreement for thirty (30) days after the Transition Date and providing the initial  PHS  prices  within  five  (5)  days  of  the  Transition  Date  for  the  Product(s)  and  the subsequent quarter’s PHS prices within thirty (30) days of the start of the quarter to Purchasers. In the event Purchasers do not have an existing PHS agreement, Sellers shall continue to pay rebates/chargebacks for Product(s) bearing an NDC of Sellers.  Sellers shall invoice Purchasers for all rebates, chargeback claims and related fees on distributor invoices dated thirty-one (31) days or more after the Transition Date, and Purchasers shall pay Sellers the amount of such invoice with thirty (30) days of receipt of such invoice.

8.7.4  Sellers shall be solely and exclusively responsible for processing and payment of any and all chargebacks payable under Sellers’ Federal Supply Schedule (“FSS”) contract for all Product(s) bearing an NDC of Sellers issued in writing or electronically on or prior to the Transition Date up through the effective date on which the Veteran Affairs National Acquisition Center approves the Request for Modification to add Product(s) to Purchasers’ FSS contract; in the event Purchasers do not have an existing FSS agreement, Sellers shall continue to pay rebates/chargebacks for Product(s) bearing an NDC of Sellers.  Sellers shall, no sooner than thirty-one (31) days following the Closing Date, invoice Purchasers for all rebates, chargeback claims and related fees on invoices dated on or after the Transition Date up through the effective date on which the Veteran Affairs National Acquisition Center approves the Request For Modification to add Product(s) to Purchasers’ FSS contract, and Purchasers shall pay Sellers the amount of such invoice within thirty (30) days of receipt thereof.  In the event Purchasers do not enter into an FSS agreement with respect to any Product(s), Sellers will continue to pay rebates/chargebacks for such Product(s) bearing an NDC of Sellers through the effective date on which the Veteran Affairs National Acquisition Center approves the Request for Modification to delete the NDC(s) from Sellers’ FSS for such Product(s).

8.7.5  Sellers shall be solely and exclusively responsible for processing and payment of any and all fee payments owed for sales of Product(s) made under Sellers’ FSS contract due on or prior to the Transition Date through the effective date on which the Veteran Affairs National Acquisition Center National Acquisition Center approves the Request For Modification to add Product(s) to Purchasers’ FSS contract(s); any and all claims, liability, or other payment obligations arising from sales of Product(s) made under Sellers’ FSS contract on or prior to the Transition Date provided the Product(s) has (have) been added to Purchasers’ FSS contract; and any and all claims, liability, or other payment obligations arising from sales of Product(s) made under all other supply contracts with federal agencies provided the Product(s) has been added to Purchasers’ FSS contract.

8.7.6  Sellers shall be solely and exclusively responsible for processing and payment  of  any  and  all  payments  required  under  the  Medicare  Coverage  Gap  Discount Agreement for all Sellers NDCs that are dispensed before and after the Transition Date under the
Medicare Coverage Gap Discount Program established by the Secretary under sections 1860D-14A and 1860D-43 of the Social Security Act.   Accordingly, with respect to discount claims under such program made on or after the Transition Date, Purchasers will reimburse Sellers for one hundred percent (100%) of all such paid discounts with a Pharmacy Claim Payment Date on or after the Transition Date.  Sellers shall provide quarterly corresponding utilization summary and state payment reports within ninety (90) days after the end of the applicable Calendar Quarter that described the requested rebate payments in reasonable detail.  Purchasers shall reimburse Sellers for such amounts within thirty (30) days thereafter.

8.7.7  Sellers shall be solely and exclusively responsible for processing and payment of any and all payments required under the Pharmaceutical Manufacturer Industry Fee under the Affordable Care Act for all Sellers NDCs dispensed before and after the Transition Date.  With respect to the Pharmaceutical Manufacturer Industry Fees invoiced to Sellers during 2014 which are based on a prior year’s sales data (e.g., 2013), and subject to any true-ups and adjustments, Sellers will be responsible for payment upon receipt of invoice for fees.   With respect to Pharmaceutical Manufacturer Industry Fees invoiced to Sellers during 2015 and subsequent years, which are based on prior year’s sale data (e.g., 2014 and forward), and subject to any true-ups and adjustments, Sellers will be responsible for payment upon receipt of invoice for such fees.  To the extent that Sellers are invoiced for Product(s) labeled with Sellers NDCs, that was sold by Purchasers in 2014 and subsequent years, Sellers will invoice Purchasers for such portion.   Purchasers shall cause Sellers to provide detailed support of the invoiced Pharmaceutical Manufacturer Industry Fee.  Purchasers shall reimburse Sellers for such amounts within thirty (30) days thereafter upon receipt of invoice from Sellers.  The Parties acknowledge that the provisions of this Section are intended to allocate responsibilities for Pharmaceutical Manufacturer Industry Fees on the basis of their respective periods of ownership, and are based upon their mutual good-faith understanding of the mechanism to be used for determining Pharmaceutical Manufacturer Industry Fees.  In the event that the United States Department of Treasury subsequently issues regulatory guidance with respect to the determination of such fees which mandates a mechanism the effect of which a Party believes is materially and substantially different from that contemplated herein such that it would render the allocation method described herein impracticable, inequitable, or not in compliance with any legal requirement, it shall so notify the other Party and propose an alternative allocation method, and the Parties shall meet in good faith to discuss and agree on the alternative method.

8.7.8   Sellers shall notify Purchasers within ten (10) day(s) of notice of any inspection, investigation or other inquiry by, or other material governmental notice or communication  from  CMS,  the  Department  of  Health  and  Human  Services  Office  of  the Inspector  General,  or  any  other  governmental  agency  relating  to  the  Manufacture,  sale, marketing, promotion, Distribution, or use of the Product(s) or relating to any Governmental Price Reports submitted by Sellers.  This obligation extends to any subsequent revisions to such claims even if made after the Transition Date.

8.8           Purchasers Governmental Payments and Other Contractual Obligations.

8.8.1           Purchasers                   shall           be       solely            and         exclusively                    responsible                    for        (a) reimbursement to Sellers of any and all Medicaid rebates (including Medicaid supplemental rebates, SPAP rebates, and ADAP rebates) paid for claim quarters beginning with the Calendar Quarter immediately following the Calendar Quarter during which the Transition Date takes place for all Product bearing an NDC of Sellers; (b) payment of any and all Medicaid rebates (including Medicaid supplemental rebates, SPAP rebates, and ADAP rebates) payable for all Product bearing an NDC of Purchasers; and (c) Purchasers notifying Sellers of any state supplemental contracts for the Product bearing Sellers NDC in effect after the Transition Date.

8.8.2    Purchasers shall be solely and exclusively responsible for (a) TRICARE retail rebates relating to the Product(s) bearing an NDC of Sellers for which utilization data are first made available by the Department of Defense after the Transition Date; and (b) payment of Product(s) bearing an NDC of Purchasers.

8.8.3   Purchasers shall be solely and exclusively responsible for PHS rebates, chargeback claims and related fees on distributor invoices dated thirty-one (31) days or more after the Transition Date for Product bearing an NDC of Sellers and any Product bearing an NDC of Purchasers.

8.8.4    Purchasers  shall  be  solely  and  exclusively  responsible  for  (a)  Federal Supply Schedule rebates, chargeback claims and related fees for distributor invoices dated thirty- one (31) days or more after the Transition Date for Product bearing an NDC of Sellers; (b) and any Product bearing an NDC of Purchasers.

8.8.5  Purchasers  shall  be  solely  and  exclusively  responsible  for  (a) reimbursement to Sellers for any and all payments required under the Medicare Coverage Gap Discount Agreement for all Sellers NDCs that are dispensed after the Transition Date under the Medicare Coverage Gap Discount Program established by the Secretary under sections 1860D-14A and 1860D-43 of the Social Security Act; and (b) all payments required under the Medicare
Coverage Gap Discount Agreement for Purchasers NDCs.

8.9           Processing and Payment of Commercial Rebates, Customer Contracts or Other Contractual Obligations.

8.9.1    Commercial Rebates.  Sellers shall use Commercially Reasonable Efforts to remove the Product(s) from all contracts providing for the payment of commercial rebates in the Territory (“Rebate Contracts”), effective thirty (30) days following the Transition Date.  For clarity, the term “Rebate Contract” shall include all Medicare Part D prescription drug plans, but shall not include the Medicare Coverage Gap Discount Program.  In the event the Sellers are unable to terminate the Rebate Contracts and/or remove Products by the Transition Date, Sellers shall assign to Purchasers, and Purchasers shall assume, all of the obligations under the Rebate Contracts.  Purchasers shall continue to pay rebates owed with respect to Product(s) bearing an NDC of Sellers until Purchasers and such Rebate Contract entity have entered into a comparable agreement.  Sellers shall invoice Purchasers for all rebates owed under the Rebate Contracts with respect to Product(s) bearing an NDC of Sellers dispensed thirty-one (31) days or more after the Transition Date, and Purchasers shall pay Sellers the amount of such invoice within thirty (30) days of receipt of such invoice.  As soon as practicable following the Transition Date, Sellers shall  notify  all  relevant  Third  Parties  of  the  Product(s)  termination  date  for  those  Rebate Contracts that have been terminated and that any future Rebate Contracts for Product(s) must be entered into with Purchasers or its distributors.  For all commercial rebate claims that are submitted to one Party but are the processing responsibility of the other Party, the Party receiving the claim shall deny the claim.

8.9.2 Customer Contracts (Commercial Chargebacks).  Sellers shall use Commercially Reasonable Efforts to remove the Product(s) from all contracts providing for the payment of chargebacks and associated contracted fees with respect to the Product(s) in the Territory (“Chargeback Contracts”), effective thirty (30) days following the Transition Date. Sellers shall not assign to Purchasers, and Purchasers shall not assume, any of the Chargeback Contracts.  Sellers shall process and be financially responsible for all chargeback claims and associated contracted fees related to the Product(s) sold in the Territory by distributors with distributor invoice to the chargeback customer (“Distributor Invoice”) on dates up to and including the Product(s) termination date for each such Chargeback Contract (the “ChargebackProduct(s) Termination Date”).  Sellers shall not process and shall not be financially responsible for  any  chargeback  claims  and  associated  contracted  fees  related  to  Product(s)  sold  by distributors with Distributor Invoice dates after such Chargeback Product(s) Termination Date, and Purchasers shall or shall cause its distributor to process and be financially responsible for all chargeback claims and associated contracted fees related to Product(s) sold by distributors with Distributor Invoice dates after such Chargeback Product(s) Termination Date.

8.9.3  Other Direct Customer Discounts.  Sellers shall use Commercially Reasonable Efforts to remove the Product(s) from all contracts with direct customers providing for the issuance of rebates and other discounts to such direct customers in the Territory (“DirectCustomer Contracts”), effective on the Transition Date.  Sellers shall not assign to Purchasers, and Purchasers shall not assume, any of the Direct Customer Contracts.  Sellers shall be solely responsible for the processing, handling and payment of all rebates and other discounts owed under the Direct Customer Contracts with respect to Product(s) sold to direct customers up to the Transition Date.  As soon as practicable following the Transition Date, Sellers shall notify all relevant Third Parties of the Product(s) termination date for all Direct Customer Contracts and that  any  future  Direct  Customer  Contracts  for  any  Product(s)  must  be  entered  into  with Purchasers or its distributors.  For all direct customer discount program claims that are submitted to one Party but are the processing responsibility of the other Party, the Party receiving the claim shall deny the claim.

8.9.4   Patient Assistance Programs.  Sellers shall be authorized to continue its patient  assistance  programs  for  the  Product(s)  for  all  patients  enrolled  and  active  in  such programs as of the Transition Date.  Purchasers hereby authorize Sellers to reserve and utilize Product(s) and to pay claims for eligible patients for a minimum of one hundred twenty (120) days following the Transition Date, after which time, patients will be removed from such patient assistance programs.  Sellers shall be authorized to use Product(s) labeled with Purchasers NDC number for its patient assistance programs as necessary.  Sellers shall be responsible for all costs associated with such programs, and for ensuring that such programs comply with applicable laws.   Any reasonable, documented costs incurred by Purchasers, at Sellers’ request, in connection with Seller’s patient assistance programs shall be reimbursed by Sellers.

8.10           Accounts  Receivable.  The  Parties  acknowledge  and  agree  that  all  accounts receivable shall remain the property of the Sellers and Sellers’ Affiliate and shall be collected by Sellers or Sellers’ Affiliate subsequent to Closing.  In the event that, subsequent to the Closing, Purchasers or Purchasers’ Affiliates receives any payments from any obligor with respect to an account receivable outstanding on the Closing Date, then Purchasers shall within thirty (30) days of receipt of such payment remit the full amount of such payment to Sellers.  In the case of the receipt by Purchasers of any payment from any obligor of both Sellers and Purchasers then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchasers with the excess, if any, remitted to Sellers.  In the event that, subsequent to the Closing, Sellers or Sellers’ Affiliate receives any payment from any obligor with respect to an account receivable of Purchasers for any period after the Closing Date, then Sellers shall within thirty (30) days of receipt of such payment remit the full amount of such payment to Purchasers. In the case of the receipt by Purchasers of any payment from any obligor of both Sellers and Purchasers then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Sellers with the excess, if any, remitted to Purchasers.

8.11           Regulatory Matters.

8.11.1 Subject to any obligations of Sellers to perform the Transition Services, from and after the Closing Date, Purchasers, at its cost, shall be solely responsible and liable for (a) taking all actions, paying all fees and conducting all communication with the applicable Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports) with the applicable Governmental Authority (whether the Product is sold before or after transfer of the Registrations), (b) taking all actions and conducting all communication with Third Parties with respect to Product sold pursuant  to  the  Registrations  (whether  sold  before  or  after  transfer  of  the  Registrations), including responding to all complaints in respect thereof, including complaints related to tampering or contamination, (c) investigating all complaints and adverse drug experiences with respect to Product sold pursuant to the Registrations (whether sold before or after transfer of the Registrations), and (d) carrying out any Phase IV post approval commitment (such as patient surveys).

8.11.2 From and after the Closing Date, Sellers shall promptly notify the Purchasers of complaints or reports received of an adverse drug experience with respect to the Product.

8.11.3  Purchasers, at its cost, shall be solely responsible and liable for conducting all  voluntary  and  involuntary  recalls  of  units  of  the  Existing  Finished  Product  Inventory, including recalls required by any applicable Governmental Authority and recalls of units of the Existing Finished Product Inventory deemed necessary by Sellers in its reasonable discretion; provided, however, that Sellers shall reimburse Purchasers for the reasonable expenses and costs of conducting recalls relating to the Existing Finished Product Inventory, including the costs of notifying customers, the costs associated with shipment of such recalled Existing Finished Product Inventory, and the price paid for such Existing Finished Product Inventory, provided that such recall is not attributable to the negligence or willful misconduct of Purchasers.  Sellers promptly shall notify Purchasers in the event that a recall of the Existing Finished Product Inventory is necessary, and at Purchasers’ reasonable request, Sellers shall cooperate, at its own expense, in connection with any such recall.

8.12           Tax Matters.

8.12.1 The Parties waive compliance with any bulk sales law or similar law in connection with the consummation of the transactions contemplated herein.

8.12.2  Purchasers and Sellers each recognize their mutual obligations pursuant to Section 1060 of the Code to timely file an initial and appropriate supplemental IRS Form 8594 with each of their respective federal income Tax Returns (the “Asset Acquisition Statement”). Accordingly, Purchasers and Sellers agree to cooperate in good faith in the preparation of the Asset Acquisition Statement for timely filing in each of their respective U.S. federal income Tax Returns.  Within thirty (30) days after the Closing Date, Purchasers shall prepare and deliver to Sellers a proposed statement of allocation, setting forth an allocation of the Purchase Price (which for such purpose shall be increased by the amount of the Assumed Liabilities and any other amounts as allowed under the Code and/or Treasury Regulations) between and among each item of the Purchased Assets, covenants and license rights (as applicable for each statement of allocation) in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations (“Statement of Allocation”).  If Sellers approve the Statement of Allocation, then, unless  otherwise  prohibited  by  Law,  all  federal,  state  and  local  income  Tax  Returns  of Purchasers and Sellers shall be filed consistently with the allocations made pursuant to the Statement of Allocation and as set forth in the Asset Acquisition Statement.  If Sellers do not approve the Statement of Allocation, Purchasers and Sellers shall make good faith efforts to agree on the allocation of the consideration between and among each item of the Purchased Assets, covenants and license rights.  If Purchasers and Sellers, after good faith negotiations, cannot agree on the allocation of the consideration within one hundred and twenty (120) days following the Closing Date, then no Statement of Allocation shall be prepared, and each Party shall prepare and file its Tax Returns in accordance with its own allocations.

8.12.3 Sellers  and  Purchasers  shall  provide  reasonable  cooperation  and information to each other in connection with (a) the preparation or filing of any Tax Return, amended Tax Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (b) any determination of liability for Taxes, and (c) any audit, examination or other proceeding in respect of Taxes related to the Product.  Any information obtained under this Section 8.12 shall be kept confidential pursuant to Section 8.1, except as may be otherwise necessary in connection with the filing of Tax Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

8.12.4  All non-U.S. Transfer Taxes (including any Tax arising solely as a result of any of the Purchased Assets or Transferred Assets being transferred from a non-U.S. jurisdiction to Purchasers pursuant to this Agreement or the Other Agreements) shall be paid by the Sellers and all U.S. Transfer Taxes shall be paid evenly (50-50) by the Purchasers and Sellers, and each Party shall make all Commercially Reasonable Efforts and take such Commercially Reasonable Efforts to avail itself of all available exemptions to or reductions of such Transfer Taxes.

8.12.5  Purchasers and Sellers agree, upon request, prior to the Closing Date and for a period of three (3) years following Closing Date, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Government Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

8.12.6  Each Party (or their respective Affiliates) shall be responsible for and shall pay all Taxes payable on any payments made to such Party by the other Party (or their respective Affiliates), except as is otherwise set forth in this Agreement.

8.12.7  Any dispute, controversy, or claim between Sellers, on the one hand, and Purchasers, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Sellers and Purchasers shall be submitted to Accountants for resolution.  Accountants shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary.  The resolution reached by Accountants shall be binding on the Sellers and Purchasers and their respective affiliates.  The expenses of Accountants shall be borne equally by Sellers, on the one hand, and Purchasers, on the other hand.

8.13           Manufacturing and Supply Covenants.

8.13.1  Following the Closing Date and for a period not to exceed the term set forth in the Supply Agreement, Sellers will continue to conduct stability studies for the Existing Finished Product Inventory in a manner consistent with past practice and applicable regulatory requirements.  Sellers will invoice Purchasers for such services on a per study basis at a price not to exceed two thousand seven hundred fifty dollars ($2,750) per study with a one-time per study set-up fee of two thousand five hundred dollars ($2,500).  An example of the breakdown of such fees for conducting such stability studies is set forth on Schedule 8.13.1.

8.13.2  Except as provided in Section 8.13.1, Sellers shall not be obligated under this Agreement, the Supply Agreement, or any Other Agreement to provide any form of regulatory transfer support with respect to any Finished Product or API.  Except for the limited technology transfer support as expressly provided in the Supply Agreement, Sellers shall not be obligated under this Agreement, the Supply Agreement or any Other Agreement to provide any form of technology transfer support with respect to any Finished Product or API.

8.14           Customer Agreement.  Within thirty (30) days of the Closing Date, Purchasers shall enter into an agreement with PBM for the sale of the Product on the terms and conditions set forth in Schedule 8.14.

8.15    Financial Information.  Sellers shall, at their sole cost and expense, deliver to Purchasers, as soon as practicable after the Closing but no later than thirty (30) days thereafter, “abbreviated carve-out financial statements” (as provided for in Staff Accounting Bulletin Topic
1.B and Sections 7200, 7400 and 2065.4-6 of the Securities and Exchange Commission Financial and Reporting Manual) relating to the Product for each of the three (3) years ended December 31, 2013, 2012 and 2011 and for any additional interim period as required, with a report thereon (with no exception or qualification) of PriceWaterhouseCoopers LLP or other reputable independent certified accountants selected by Sellers (the “Auditors”), including in each case the notes thereto (the “Audited Financial Statements”). Sellers shall and shall cause the Auditors to deliver to Purchasers an accountants’ comfort letters, consents for use of their reports and any other  pertinent  financial  or  other  information  or  documents  as  reasonably  requested  by Purchasers in connection with the Purchasers’ Securities and Exchange Commission disclosure obligations.

8.16    Record Retention Period.  Purchasers and Sellers agree to retain or cause to be retained all books and records pertinent to the Purchased Assets relating to Tax matters until the expiration of the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers), and, if relating to other than Tax matters, for the period specified under such retaining Party’s document retention policy or, if longer, the longest period specified under applicable legal requirements.

8.17           Holdback Amount.

8.17.1  Within three (3) Business Days of (i) Sellers’ delivery to Purchasers of a copy of a Written Request or (ii) Purchasers’ receipt of a Written Request but in no event prior to the Closing, Purchasers shall pay to Sellers cash in the amount of seventeen million dollars U.S. Dollars ($17,000,000.00) (the “Holdback Amount”).  Purchasers shall promptly notify Sellers upon receipt of a Written Request which notification shall not be more than three (3) Business Days of Purchasers’ receipt.

8.17.2  In the event the Purchasers breach their obligations to pay the Holdback Amount, Sellers may, in its sole discretion, terminate the Supply Agreement in its entirety, in accordance with the provisions set forth in the Supply Agreement.

ARTICLE 9
TERMINATION AND SURVIVAL

9.1           Termination.

9.1.1           This Agreement may be terminated at any time before the Closing Date by mutual written consent of Purchasers and Sellers;

9.1.2           This Agreement may be terminated by Sellers before the Closing Date, in writing, if:

(a)      (i) any representation or warranty of Purchasers set forth in this Agreement shall have become untrue or Purchasers has breached any covenant or agreement of Purchasers set forth in this Agreement, and (ii) such breach or misrepresentation is not capable of being cured within thirty (30) days of notice from Sellers; or

(b)      a material breach of any provision of this Agreement has been committed by Purchasers, such breach has not been waived by Sellers, and such breach is not cured by Purchasers within thirty (30) days after written notice thereof or, in the reasonable determination of Sellers, is incapable of being cured by Purchasers;

9.1.3           This  Agreement  may  be  terminated  by  Purchasers  before  the  Closing Date, in writing, if:

(a)      (i) any representation or warranty of Sellers set forth in this Agreement shall have become untrue or Sellers have breached any covenant or agreement of Sellers set forth in this Agreement, and (ii) such breach or misrepresentation is not capable of being cured within thirty (30) days of notice from Purchasers; or

(b)       a material breach of any provision of this Agreement has been committed by Sellers, such breach has not been waived by Purchasers, and such breach is not cured by Sellers within thirty (30) days after written notice thereof or, in the reasonable determination of Purchasers, is incapable of being cured by Sellers; or

(c)       upon occurrence of a Material Adverse Effect (except where such Material Adverse Effect results from any negligent or willful misconduct of Purchasers with respect to the Product).

9.2       Procedure and Effect of Termination.  Upon termination of this Agreement by Sellers or Purchasers pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate and shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective Representatives, except to the extent arising out of or attributable to the bad faith or willful misconduct of a Party or  their  respective  Representatives.     Termination  of  this  Agreement  shall  terminate  all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (a) Section 8.1, this Article 9, and Article 11, (b) the Confidentiality Agreement; and (c) any other provisions of this Agreement which by their nature are intended to survive any such termination.

ARTICLE 10
INDEMNIFICATION AND DISPUTE RESOLUTION
10.1           Indemnification.

10.1.1  Sellers’ Indemnification Obligations.  Subject to Section 10.1.2, Sellers shall indemnify, defend and hold harmless Purchasers and its Affiliates and their respective officers, directors, agents, and employees (collectively, the “Purchasers Indemnitees”) from and against any and all Liabilities, paid or payable by any Purchasers Indemnitee (collectively, “Purchasers Losses”) to the extent that such Purchasers Losses are based on, result from, or arise in connection with (a “Purchasers Claim”):

(a)           any Excluded Liability (collectively, “Excluded Liability Claims”);

(b)          any Liability arising from any breach of the representations and warranties set forth in Sections 4.1,4.2,4.4.1,4.9.1,4.9.3, or 4.10 (collectively, “FundamentalRepresentation Claims”);

(c)          any Liability of Sellers or its Affiliates for Taxes, including Taxes arising from their respective activities, assets and events, circumstances and transactions on or prior to the Closing Date and any breach of the representations and warranties set forth in Section 4.13.3 and any covenant with respect to Taxes or tax related matters, including bulk sales laws, set forth herein or in any Other Agreement, including Section 8.12 of this Agreement (collectively, “Tax Claims”);

(d)       any Liability arising from fraud, intentional misrepresentation or the cause or Knowledge of a deliberate or willful breach of any representations, warranties or covenants of Sellers under this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant hereto (collectively, “Fraud Claims”);

(e)       other than Excluded Liability Claims, Fundamental Representation Claims, Tax Claims and Fraud Claims, any Liability arising from any other breach of any representation, warranty or covenant of Sellers under this Agreement (collectively, “GeneralClaims”)
provided, however, that Sellers shall not be obligated to indemnify, defend or hold harmless any Purchasers  Indemnitee  under  this  Section  10.1.1  from  any  Purchasers  Claim  or  for  any Purchasers Losses incurred by a Purchasers Indemnitee to the extent arising out of or attributable to:  (i) any act or omission by a Purchasers Indemnitee, which constitutes recklessness, gross negligence, or willful misconduct on the part of such Purchasers Indemnitee, or (ii) the breach of any  representation  or  warranty  made  by  Purchasers  or  a  Purchasers  Indemnitee  in  this Agreement  (or  an  Other  Agreement),  or  (iii)  any  failure  of  Purchasers  or  a  Purchasers Indemnitee duly to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Purchasers or a Purchasers Indemnitee pursuant to this Agreement (or an Other Agreement), or (iv) the Assumed Liabilities.

10.1.2 Limitations on Sellers’ Indemnification Obligations.  The Liability of Sellers to provide any indemnification to any Purchasers Indemnitee and the right of the Purchasers Indemnitees to indemnification under Section 10.1.1 shall be subject to the following provisions:

(a)       no claims for indemnification shall be made under this Agreement against Sellers, and no indemnification shall be payable to any Purchasers Indemnitees, with respect to General Claims after the date which is eighteen (18) months following the Closing Date;

(b)       no claims for indemnification shall be made under this Agreement against Sellers, and no indemnification shall be payable to any Purchasers Indemnitees, with respect to any Tax Claim after the date that is thirty (30) days after expiration of all applicable statutes of limitation with respect to such Tax Claim; and

(c)     claims  for  indemnification  with  respect  to  Fundamental Representation Claims, Excluded Liability Claims and Fraud Claims made under this Agreement shall not be subject to any of the limitations set forth in this Section 10.1.2;

10.1.3 Purchasers’ Indemnification Obligations.  Purchasers shall indemnify, defend and hold harmless Sellers and its Affiliates and their respective officers, directors, agents and employees (collectively, the “Sellers Indemnitees”) from and against any and all Liabilities paid or payable by any Sellers Indemnitee (collectively, “Sellers Losses”) to the extent that such Sellers Losses are based on, result from, or arise in connection with (a “Sellers Claim”):  the Assumed Liabilities after the Closing or breach of Purchasers’ representations and warranties set forth in Article 5 and any covenant with respect to Taxes or tax related matters set forth herein or in any Other Agreement, including Section 8.12 of this Agreement (“Purchasers Tax Obligations”); provided, however, that Purchasers shall not be obligated to indemnify, defend or hold harmless any Sellers Indemnitee under this Section 10.1.3 from any Sellers Claim or for any Sellers Losses incurred by a Sellers Indemnitee to the extent arising out of or attributable to:  (a) any act or omission by a Sellers Indemnitee, which constitutes recklessness, gross negligence, or willful misconduct on the part of such Sellers Indemnitee, or (b) the breach of any representation or warranty made by Sellers or a Sellers Indemnitee in this Agreement (or an Other Agreement), or (c) any failure of Sellers or a Sellers Indemnitee to duly to perform or observe any provision, obligation, covenant or agreement to be performed or observed by Sellers or a Sellers Indemnitee pursuant to this Agreement (or an Other Agreement), or (d) the Excluded Liabilities.

10.1.4  Limitations on Purchasers’ Indemnification Obligations.  The Liability of Purchasers to provide any indemnification to any Sellers Indemnitees and the right of the Sellers Indemnitees to indemnification under Section 10.1.3 shall be subject to the following provisions:
(a)       no claims for indemnification shall be made under this Agreement against Purchasers, and no indemnification shall be payable to any Sellers Indemnitees, with respect to a breach of any other representation and warranty (other than Sections 5.1 and 5.2) or any covenant of Purchasers under this Agreement, after a date which is twelve (12) months following the Closing Date;

(b)       no claims for indemnification shall be made under this Agreement against Purchasers, and no indemnification shall be payable to any Sellers Indemnitees, with respect  to  any  Purchasers  Tax  Obligations  after  the  date  that  is  thirty  (30)  days  after  the expiration  of  all  applicable  statutes  of  limitation  with  respect  to  such  Purchasers  Tax Obligations; and

(c)    claims  for  indemnification  with  respect  to  breach  of representations and warranties under Sections 5.1 and 5.2, Assumed Liabilities or any Liability arising from fraud, intentional misrepresentation or the cause or Knowledge of a deliberate or willful  breach  of  any  representations,  warranties  or  covenants  of  Purchasers  under  this Agreement or in any agreement, document, certificate, schedule or exhibit delivered pursuant shall not be subject to any of the limitations set forth in this Section 10.1.4;

10.1.5  Further Limitations and Provisions Regarding Indemnification.

(a)      Purchasers shall not be entitled to receive any indemnification payments under Section 10.1.1 unless and until the aggregate amount of all indemnifiable Purchasers Losses equals five hundred thousand dollars ($500,000) (the “IndemnificationBasket”), whereupon Purchasers shall be entitled to receive in full indemnity payments for all such Purchasers Losses; provided, that (i) there shall be no aggregation of any indemnifiable Purchasers Loss that does not exceed twenty-five thousand dollars ($25,000); and (ii) the maximum  aggregate  amount  of  indemnification  payments  under  Section  10.1.1  to  which Purchasers shall be entitled shall not exceed twenty-five million dollars ($25,000,000) (the “Indemnification Cap”).

(b)       Neither the Indemnification Basket nor the Indemnification Cap shall apply with respect to Purchasers Losses for any claims made in connection with Excluded Liability Claims, Tax Claims, and Fraud Claims.

(c)       Solely for purposes of determining the amount of any Losses that are the subject matter of a Claim for indemnification, and not withstanding any provision herein to the contrary, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material” or “Material Adverse Effect.”

10.2           Indemnification Procedures.

10.2.1  Each indemnified party shall notify the indemnifying Party in writing (and in reasonable detail) of the claim within ten (10) Business Days after receipt by such indemnified party of notice of the Purchasers Claim or Seller Claim, as the case may be, or otherwise becoming aware of the existence or threatened existence thereof (such Purchasers Claim or Seller Claim being referred to as a “Claim”).  Failure to give such notice shall not constitute a defense, in whole or in part, to any Claim by an indemnified party hereunder except to the extent the rights of the indemnifying Party are materially prejudiced by such failure to give notice.  The indemnifying Party shall notify the indemnified party of its intentions as to defense of the Claim or potential Claim in writing within ten (10) Business Days after receipt of notice of the Claim;

10.2.2  With  respect  to  any  Third  Party  Claim,  the  indemnifying  Party  shall assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified party under this Section 10.2.2 with respect to a given Claim); provided, however, that the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified party, or would materially adversely affect the rights granted to the indemnified party hereunder, or would materially conflict with the terms of this Agreement (or an Other Agreement); and

10.2.3 With respect to any Third Party Claim, the indemnified party shall reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making Persons within its control available for pertinent testimony in accordance with the confidentiality provisions of Section 8.1, and neither Party shall be required to divulge privileged material to the other) at the indemnifying Party’s expense solely with respect to out-of-pocket expenses incurred by the indemnified party (but excluding internal costs and expenses, including employee time or other internal overhead costs).  With respect to any Third Party Claim, if the indemnifying Party assumes defense of the Claim, an indemnified party may participate in, but not control, the defense of such Claim using attorneys of its choice and at its sole cost and expense, with such cost and expense not being covered by the indemnifying Party.  With respect to any Third Party Claim, an indemnifying Party shall have no obligation or liability under this Article 10 as to any Claim  for  which  settlement  or  compromise  of  such  Claim  or  an  offer  of  settlement  or compromise of such Claim is made by an indemnified party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld.  With respect to any Third Party Claim, if an indemnifying Party notifies the indemnified party in writing that it will not defend the indemnified party against such a Claim asserted against the indemnified party, or if the indemnifying Party assumes the defense of the Claim in accordance with Section 10.2.2 yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the  indemnified  party,  the  indemnified  party  shall  have  the  right  to  defend  or  take  other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the other Party.

10.2.4  For the avoidance of doubt, this Article 10 shall in no way limit or affect either Party’s indemnification rights or obligations under the Supply Agreement.

10.3    Sole Remedy.  Each Party acknowledges and agrees that its sole and exclusive remedy after the Closing with respect to any and all claims and causes of action under this Agreement (other than (a) rights, claims and causes of action under or that are reasonably related to the Other Agreements and (b) claims of, or causes of action arising from fraud, intentional misrepresentation, willful misconduct, other tortious acts, or relating to breaches of covenants requiring performance after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Article 10.  In furtherance of the foregoing, each Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action under this Agreement (other than (i) rights, claims and causes of action under or that are reasonably related to the Other Agreements and (ii) claims of, or causes of action arising from, fraud, intentional misrepresentation, willful misconduct, other tortious acts, or relating to breaches of covenants requiring performance after the Closing Date) it may have against the other Party arising under or based upon any applicable Law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 10.1.1 or 10.1.3, as applicable).

10.4     Dispute Resolution.  The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 10.4 and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.  If either Party fails to observe the procedures of this Section 10.4, as may be modified solely by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

10.4.1  The  Parties  shall  endeavor  to  resolve  in  good  faith  any  disputes  or conflicts arising from or relating to the subject matter of this Agreement.   If the Parties are unable to resolve such disputes or conflicts despite such good faith efforts, either Party may submit such dispute for resolution to the Executives. If the Executives are unable to resolve such dispute within thirty (30) days after such dispute is submitted to them for resolution, either Party may refer the dispute for mediation as set forth in Section 10.4.2, or if the Parties do not agree to refer the dispute for mediation, the Parties shall refer the dispute for arbitration as set forth in Section 10.4.3.

10.4.2  If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 10.4.1 and if at that time the Parties mutually agree in writing to submit such dispute to mediation, then the Parties agree that  they  shall  submit  such  dispute  for  confidential  mediation  under  the  CPR  Mediation Procedure then in effect at the start of mediation with the International Institute for Conflict Prevention & Resolution (www.cpradr.org) (the “CPR”).  Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals.   If the Parties cannot agree, they will defer to the CPR to select a mediator.  The cost of the mediator shall be borne equally by the Parties.  Any dispute not resolved within forty-five (45) days (or within such other time period as may be agreed to by the Parties in writing) after appointment of a mediator shall be finally resolved by arbitration pursuant to Section 10.4.3.

10.4.3  If the Parties are unable to resolve a dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 10.4.1 or if the Parties are unable to resolve a dispute in mediation or do not agree to refer a dispute to mediation pursuant to the mediation procedures set forth in Section 10.4.2, the Parties agree that they shall submit such dispute for final settlement via binding arbitration.  The arbitration shall be conducted under ICC Regulations either in New York, New York, USA, in the event of a claim instigated by the Purchasers, or in London, England, in the event of a claim instigated by the Sellers.

10.5     Limitation on Liability.  EXCEPT AS SET FORTH IN SECTION 10.1.1 AND SECTION 10.1.3 WITH RESPECT TO THIRD PARTY CLAIMS, BREACH OF SECTION 8.1 (CONFIDENTIALITY), BREACH OF SECTION 6.6 (NO NEGOTIATION), FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER  PARTY  FOR  ANY  INDIRECT,  INCIDENTAL,  PUNITIVE,  SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, A PRODUCT CLAIM, OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

ARTICLE 11
MISCELLANEOUS

11.1     Assignment; Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the Purchased Assets or such Party’s business (or remaining business, i.e. Licensed Manufacturing Know-How) to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets, license, sublicense or otherwise, (b) to any Affiliate of such Party, including any successor in interest by way of any reincorporation or other reorganization (each, a “PermittedAssignee”) or (c) to any lender of the Purchasers or purchaser of securities used to finance the transactions contemplated hereby as collateral security to secure the obligations of any indebtedness of Purchasers or their Affiliates.  Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations.

11.2    Survival of Representations and Warranties.  Each of the representations and warranties contained in this Agreement and the certificates delivered by Sellers and Purchasers pursuant to Sections 3.2.1(d) and 3.2.2(d) shall survive the Closing, provided, however, that such representations and warranties shall expire on the same dates, if any, as and to the extent that the rights to indemnification with respect thereto under Section 10.1.1 or 10.1.3 shall expire.

11.3           Expenses.  Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transactions.

11.4   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted, if telecopied (which is confirmed), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Sellers, to:

GlaxoSmithKline Intellectual Property Holdings, Limited
980 Great West Road Brentford, Middlesex TW9 9GS, England
Attention:  The Company Secretary
Facsimile:

With copies sent concurrently to:

GlaxoSmithKline
2301 Renaissance Boulevard
King of Prussia, PA 19406-2772
Vice President and Associate General Counsel, Business Development
Facsimile:  (610) 787-7084

If to Purchasers, to:

Pernix Therapeutics Holdings, Inc.
10 Park Place, Suite 201
Morristown, New Jersey 07960
Attn: Facsimile:

With copies sent concurrently to:

Buchanan Ingersoll & Rooney PC Two Liberty Place
50 South 16th Street, Suite 3200
Philadelphia PA 19102

Attn: Barry J, Siegel
Facsimile: (215) 665-8760

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

11.5     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, such determination shall not affect the enforceability of any others or of the remainder of this Agreement; and in connection with such term, provision, covenant or restriction of this Agreement which is held invalid, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid term, provision, covenant or restriction and, absent any agreement by the Parties, such court of competent jurisdiction or other authority shall substitute therefore such term, provision, covenant or restriction as is legal, valid and enforceable but otherwise similar to the invalid term, provision, covenant or restriction.

11.6   Entire  Agreement.  This  Agreement,  the  Other  Agreements  and  the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

11.7     No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Third Parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

11.8     Waiver.  The  failure  of  any  Party  to  enforce  any  condition  or  part  of  this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

11.9     Governing   Law;   Jurisdiction.  This   Agreement   (including   any   claim   or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Supreme Court of the State of New York or the federal courts of the Southern District of New York located in Manhattan, and any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the Other Agreements, the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Action except in such courts, (b) agrees that any claim in respect of any such Action may be heard and determined in the Supreme Court of the State of New York and the federal courts of the Southern District of New York located in Manhattan, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action in the Supreme Court of the State of New York or the federal courts of the Southern District of New York located in Manhattan, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action in the Supreme Court of the State of New York and the federal courts of the Southern District of New York located in Manhattan.  Each of the Parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.   Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

11.10   Injunctive Relief.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.  The Parties agree that in the event a Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Party with service of process of a complaint and summons under the procedures set forth in any non-United States judicial process or system.  Under such circumstances, the Party seeking such relief need only provide the other Party with two copies of a true, correct and lawfully issued summons and complaint, via FedEx (priority delivery).

11.11   Amendment.  Any amendment, modification or supplement of or to any provision of this Agreement, including the Schedules hereto, shall be effective only in writing and signed by a duly authorized officer of the Parties.

11.12   Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.13   Counterparts.  This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

11.14   Schedules.  Purchasers  agree  that  any  disclosure  by  Sellers  in  any  Schedule attached hereto shall not establish any threshold of materiality or concede the materiality of any matter or item disclosed.

11.15   Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

*  *  *  *  *  *  *  *  *  *  *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase and Sale Agreement to be executed by their respective duly authorized officers as of the Execution Date.

GLAXO GROUP LIMITED

By: /s/ Balbir Kelly-Bisla
Balbir Kelly-Bisla
For and on behalf of Edinburgh Pharmaceutical Industries Ltd. Corporate Director

GLAXOSMITHKLINE INTELLECTUAL PROPERTY MANAGEMENT LIMITED

By: /s/ Balbir Kelly-Bisla
Balbir Kelly-Bisla
For and on behalf of Edinburgh Pharmaceutical Industries Ltd. Corporate Director

GLAXOSMITHKLINE INTELLECTUAL PROPERTY HOLDINGS LIMITED

By: /s/ Balbir Kelly-Bisla
Balbir Kelly-Bisla
For and on behalf of Edinburgh Pharmaceutical Industries Ltd. Corporate Director

GLAXOSMITHKLINE LLC

By: /s/ William J. Mosher
William J. Mosher
Vice President & Secretary

PERNIX THERAPEUTICS HOLDINGS, INC.

By: /s/ Douglas Drysdale
Douglas Drysdale
Chief Executive Officer

[Signature Page (Pernix) - Asset Purchase and Sale Agreement]